UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11..

April 29, 2022

Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Puma Biotechnology, Inc. (the “Company,” “we,” “us” or “our”) to be held on Tuesday, June 14, 2022, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024.

At this year’s annual meeting you will be asked to:

1.	Elect seven directors to serve for a one-year term. The nominees are Alan H. Auerbach, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson;

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.	Vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); and

4.	Transact such other business as may properly come before the annual meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees to serve as our directors, ratification of our independent registered public accounting firm, and approval of the say-on-pay vote, are in the best interests of the Company and its stockholders, and accordingly, recommends a vote “FOR” each of the seven nominees for director named in the proxy statement, a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, and a vote “FOR” the say-on-pay vote.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may submit your proxy over the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing the proxy card sent with the proxy statement. Submitting your proxy over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 14, 2022

To the Stockholders of Puma Biotechnology, Inc. (the “Company,” “we” and “our”):

We will hold an annual meeting of stockholders of the Company at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024, on Tuesday, June 14, 2022, at 1:00 p.m. local time. At the annual meeting we will consider and act upon the following matters:

1.

Election of seven directors to serve for a one-year term expiring at the 2023 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. The nominees are Alan H. Auerbach, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson;

2.	Ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2022;

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); and

4.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the seven nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm and a vote “FOR” the say-on-pay vote.

Only the Company’s stockholders of record at the close of business on April 18, 2022, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, or any adjournments or postponements thereof, are entitled to notice of, and to vote at, the annual meeting. On April 18, 2022, we had 44,973,141 shares of common stock outstanding. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting and at the Company’s principal executive offices at 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024 during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The annual meeting is accessible to those who require special assistance or accommodation. If you require special assistance or accommodation, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

By Order of the Board of Directors,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is being solicited on behalf of the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2022 annual meeting of stockholders to be held on Tuesday, June 14, 2022, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024, or at any continuation, postponement or adjournment thereof (the “annual meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any other business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

In accordance with the Securities and Exchange Commission’s “notice and access” model, we have elected to provide access to our proxy materials, including our notice of annual meeting, this proxy statement and our annual report to stockholders, over the Internet. On or about April 29, 2022, we intend to make our proxy materials available on the Internet and mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of our record date on April 18, 2022. We intend to mail a paper copy of the proxy materials and proxy card to other stockholders of record who have elected to receive such materials in paper form on or about May 2, 2022. Brokers and other nominees who hold shares on behalf of beneficial stockholders will be sending their own similar Notice to such beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. If you properly request a printed copy of the proxy materials, we intend to mail the proxy materials, together with a proxy card, to you, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be Held on Tuesday, June 14, 2022

The Notice of Annual Meeting, this proxy statement, proxy card sample and our 2021 Annual Report, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available on our website at https://investor.pumabiotechnology.com/sec-filings/annual-reports-and-proxies/default.aspx. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote at the annual meeting if you were a stockholder of record of our common stock as of the close of business on April 18, 2022. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may submit a proxy to have your shares voted at the annual meeting. The method of submitting your proxy will differ depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and whether you are a beneficial stockholder or a stockholder of record.

Beneficial Stockholders. Beneficial stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the Notice and proxy materials are made available to you by the organization holding your shares. That organization is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, or if you hold stock certificates in your name, you are considered the stockholder of record with respect to those shares, and the Notice and proxy materials are made available directly to you by the Company. If you requested printed copies of the proxy materials by mail, you will receive a proxy card from us.

Voting/Submitting Proxy. Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the annual meeting. You can submit a proxy over the Internet by following the instructions on the website referred to in the Notice or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions on the proxy card enclosed with the proxy materials.

If you are a beneficial stockholder, you may submit your voting instructions to the organization holding your shares over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided to you by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the annual meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 13, 2022. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you submit your proxy over the Internet or by telephone, then you do not need to return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) that have not been properly revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a properly submitted proxy, your shares will be voted “FOR” each of the seven nominees for director named in the proxy statement, “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm, and “FOR” the say-on-pay vote. The proxy gives each of Alan H. Auerbach and Maximo F. Nougues discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might properly come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (the proxy holders will vote your shares in accordance with your latest timely-submitted telephone or Internet voting instructions); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, CA 90024

Attention: Corporate Secretary

If you are a beneficial stockholder, you may change your vote by submitting new voting instructions to your bank, broker, trustee or other nominee in accordance with the procedures of such bank, broker, trustee or other nominee.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

Quorum and Votes Required

At the close of business on April 18, 2022, 44,973,141 shares of our common stock were outstanding and entitled to vote at the annual meeting. All votes will be tabulated by the inspector of election appointed for the annual meeting.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers, banks and other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners on how to vote on such proposal. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” proposals, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If you are a beneficial stockholder holding shares through a broker or other nominee and you do not submit instructions on how your shares should be voted, your broker or other nominee will not be able to vote your shares on Proposal 1 (election of directors) and Proposal 3 (say-on-pay vote), and broker non-votes will result on these proposals.

Votes Required

Proposal 1 – Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Stockholders will be given the choice to vote “for” or “withhold” votes for each nominee. Thus, the seven nominees receiving the greatest number of votes “FOR” their election will be elected. Broker non-votes do not represent “for” or “withhold” votes as they are not entitled to vote, and therefore broker non-votes will not affect the outcome of the vote for this proposal.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2022. Abstentions are not considered votes cast and therefore will not affect the outcome of the vote. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, broker non-votes are not expected on this proposal.

Proposal 3 – Advisory Say-on-Pay Vote. The affirmative vote of a majority of the shares cast at the annual meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote for this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses.  We may assign one or more of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our second amended and restated bylaws (“Bylaws”), the number of directors shall be fixed from time to time by resolutions of the directors. Our Board has fixed the size of the Board at seven members. In July 2021, Allison Dorval was appointed to our Board, and in December 2021, Ann C. Miller resigned from our Board.

In evaluating the suitability of individual Board candidates and members, the Nominating and Corporate Governance Committee and Board consider many factors including experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background, diversity of gender, race, geography, ethnicity, culture, background and perspective, and willingness to devote adequate time to Board duties. For more information concerning the director recruitment and nominating process, please see “Nominating and Corporate Governance Committee” below.

Directors and Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Alan H. Auerbach, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson for re-election as directors to the Board. If elected, each director will serve a one-year term expiring at the close of our next annual meeting in 2023, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. Each of Messrs. Auerbach, Miller, Moyes, and Stuglik, Ms. Dorval, and Drs. Senderowicz and Wilson currently serve on our Board, and each has agreed to serve if re-elected. If any nominee should become unavailable for election prior to the annual meeting (an event that currently is not anticipated by the Board), the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board.

Set forth below is certain information with respect to the nominees. Proxies cannot be voted for a greater number of nominees than the seven nominees set forth below.

Name	Age	Position with the Company	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Alan H. Auerbach	52	President, CEO and Chairman	2011
Allison Dorval	46	Director	2021	M
Michael P. Miller	65	Director	2018		C	M
Jay M. Moyes*	68	Director	2012	C	M
Adrian M. Senderowicz, M.D.	58	Director	2015			M	C
Brian Stuglik, R.Ph.	63	Director	2020		m		M
Troy E. Wilson, Ph.D., J.D.	53	Director	2013	M		C	M
*	Lead Independent Director
“C”	Current Chair
“M”	Current Member
“m”	Appointed Compensation Committee Member effective January 2022.

The average tenure of our Board is 6.3 years, comprised of two directors with less than three years of experience, two directors with 3-8 years of experience, and three directors with 9-11 years of experience.

The experience matrix below identifies certain of our directors’ experiences, strengths and qualifications by person.

	Auerbach	Dorval	Miller	Moyes	Senderowicz	Stuglik	Wilson
Senior Executive Leadership	✔	✔	✔	✔	✔	✔	✔
Other Public Company Board Experience	✔	✔		✔		✔	✔
Pharmaceutical/Biotechnology Experience	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting or Audit Experience	✔	✔		✔	✔	✔	✔
Commercialization/Sales/Marketing Experience	✔		✔		✔	✔
Research and Product Development Experience	✔				✔	✔	✔
Regulatory or Risk Management Experience	✔				✔
Advanced Education in Science	✔				✔		✔

Director Biographical Information

The following biographical information is furnished with respect to our current directors who are nominees for re-election at the annual meeting.

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President and Chief Executive Officer and Secretary since the Company’s inception in September 2010.  Prior to founding Puma, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”), a biotechnology company, in May 2003 and served as Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach served as a director of Radius Health, Inc., a public pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, from May 2011 to December 2017 and its predecessor entity from October 2010 to May 2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was nominated to serve as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Our employment agreement with Mr. Auerbach dated January 19, 2012 provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement. The original term of his employment agreement was through September 1, 2014, but is subject to successive automatic one-year renewal terms.

Allison Dorval.  Ms. Dorval has been a director since July 2021. Since July 2021 Ms. Dorval has also served on the board of directors of Aerovate Therapeutics, Inc., a public biopharmaceutical company, and has served as the Chief Financial Officer for Verve Therapeutics, Inc. ("Verve"), a public biotechnology company since November 2021. From November 2018 to November 2021, Ms. Dorval served as the Chief Financial Officer of Voyager Therapeutics, Inc. (“Voyager”), a public clinical stage gene therapy company, and as Voyager’s principal financial officer and principal accounting officer. Ms. Dorval joined Voyager as its Vice President of Finance from June 2017 to November 2018. Ms. Dorval is a certified public accountant. Prior to joining Voyager, Ms. Dorval served as Vice President and Controller of Juniper Pharmaceuticals, Inc., a biopharmaceutical company, from August 2016 to June 2017, and as a consultant at Danforth Advisors, a life sciences consultancy focusing on accounting and financial matters, from September 2015 to August 2016. In connection with her role at Danforth, Ms. Dorval served as interim Chief Financial Officer of medical device companies 480 Biomedical, Inc. and Arsenal Medical, Inc. from December 2015 to August 2016. Prior to her time at Danforth, Ms. Dorval served in several roles at Insulet Corporation, a medical device company, from August 2008 to July 2015, including as Chief Financial Officer from November 2014 to May 2015 and as Vice President and Controller from August 2008 to November 2014. Earlier in her career, Ms. Dorval served in various financial and accounting capacities at iBasis, Inc., a telecommunications company; Digitas Inc., an advertising company; and PricewaterhouseCoopers LLP. Ms. Dorval received a B.S. in Business Administration, with a concentration in Accounting, from the University of Vermont and has completed a graduate-level certificate program in Taxation at Bentley University’s McCallum Graduate School of Business. Ms. Dorval was first identified to the Company through an outside search firm, and was subsequently interviewed by Mr. Auerbach and presented to the Nominating and Governance Committee for consideration to be nominated as a director.  Ms. Dorval, was nominated to serve as a director because of her strong financial background and significant experience in the biopharmaceutical industry.

Michael P. Miller. Mr. Miller has been a director since February 2018.  Mr. Miller currently serves as an advisor to Zentalis Pharmaceuticals, a public biotechnology company (since July 2021), Concarlo Therapeutics, a private biotechnology company (since 2022), and Protagonist Therapeutics, a public biotechnology company (since September 2020). In 2020 Mr. Miller also served as an advisor to Respira Therapeutics. Mr. Miller served as the Executive Vice President U.S. Commercial of Jazz Pharmaceuticals plc, a public biopharmaceutical company from April 2014 until his retirement in September 2020. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a public biopharmaceutical company. From 2006 to 2010, Mr. Miller served as Vice President, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly owned subsidiary of Roche Holding Ltd. From 2003 to 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. Previously, from 1997 to 2001, Mr. Miller served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University. Mr. Miller was nominated to serve as a director because of his significant commercialization experience and background in the life sciences industry.

Jay M. Moyes. Mr. Moyes has been a director since April 2012. Mr. Moyes has served as the Chief Financial Officer of Sera Prognostics, Inc., a public commercial-stage biotechnology company focused on improving maternal and neonatal health through innovative biomarker approaches, since March 2020. Mr. Moyes has been a member of the board of directors of Achieve Life Sciences, Inc., a public specialty pharmaceutical company, since August 2017, and a member of the board of directors of Biocardia, Inc., a publicly held cardiovascular regenerative medicine company, since January 2011. Mr. Moyes previously served as a member of the board of directors of Predictive Technology Group, Inc., a public molecular diagnostics and regenerative medicine company, from February 2019 to December 2019; Osiris Therapeutics, Inc., a public bio-surgery company, from May 2006 until December 2017; and Amedica Corporation, a public orthopedic implant company, from November 2012 to August 2014. He served as Chief Financial Officer of Amedica from October 2013 to August 2014. From May 2008 through July 2009, Mr. Moyes served as Chief Financial Officer of XDx (now CareDx), Inc., a privately held molecular diagnostics company. Prior to that, Mr. Moyes served as Chief Financial Officer of Myriad Genetics, Inc., a public healthcare diagnostics company, from June 1996 until November 2007, and as its Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. from the University of Utah, a B.A. in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was nominated to serve as a director because his extensive background in finance and accounting and his experience in the context of the life sciences industry enable him to make significant contributions to the Board.

Adrian M. Senderowicz. Dr. Senderowicz has been a director since August 2015. Dr. Senderowicz has been Senior Advisor of Constellation Pharmaceuticals, Inc., a public clinical-stage biopharmaceutical company focusing on the development of novel tumor-targeted and immuno-oncology therapies, since June 2020 and served as its Senior Vice President and Chief Medical Officer from July 2017 until June 2020. Dr. Senderowicz served as Senior Vice President and Chief Medical Officer of Cerulean Pharma Inc., a public clinical-stage company developing nano-particle conjugates, from September 2015 until June 2017. Dr. Senderowicz served as the Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs from August 2014 to February 2015, and Clinical and Regulatory Strategy Officer from February 2015 to March 2015 of Ignyta, Inc., a public precision oncology biotechnology company. Prior to joining Ignyta, Dr. Senderowicz was Vice President, Global Regulatory Oncology at Sanofi, a global pharmaceutical company based in France, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer and Vice President, Medical Development at Tokai Pharmaceuticals, Inc. from August 2012 to March 2013. From August 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development, at AstraZeneca, a global biopharmaceutical company. Before his tenure at AstraZeneca, Dr. Senderowicz spent almost four years in a variety of leadership positions at the U.S. Food and Drug Administration Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the U.S. Food and Drug Administration (“FDA”), Dr. Senderowicz held a variety of clinical and research positions, including Coordinator of the Prostate Cancer Drug Development Clinic and Investigator and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina. Dr. Senderowicz was nominated to serve as a director because of his extensive clinical and regulatory background and his significant experience in the life sciences industry.

Brian Stuglik. Mr. Stuglik has been a director since July 2020. Mr. Stuglik has served as Chief Executive Officer of Verastem, Inc., a public biopharmaceutical company, since July 2019 and as a member of its Board of Directors since September 2017. Mr. Stuglik also serves as a member of the Board of Directors of Oncopeptides AB, a biotechnology company based in Sweden, since May 2018. Mr. Stuglik founded Proventus Health Solutions, a consulting company for pharmaceutical and biotechnology companies, in January 2016 and has over three decades of experience in U.S. and international pharmaceutical development, product strategy, and commercialization. Prior to founding Proventus Health Solutions, Mr. Stuglik served as Vice President and Chief Marketing Officer for the oncology division of Eli Lilly and Company, a global pharmaceutical company, from 2009 to December 2015. Mr. Stuglik received a B.S. in Pharmacy from Purdue University and holds memberships in the American Society of Clinical Oncology, the American Association of Cancer Research, and the International Association for the Study of Lung Cancer. Mr. Stuglik was nominated to serve as a director because of his significant experience and background in the life sciences industry and, in particular, commercialization of pharmaceutical therapies.

Troy E. Wilson. Dr. Wilson has been a director since October 2013. Dr. Wilson has been President and Chief Executive Officer and Chairman of the board of directors of Kura Oncology, Inc., a public clinical-stage biopharmaceutical company that discovers and develops personalized therapeutics for the treatment of solid tumors and blood cancers, since August 2014. Dr. Wilson also serves as a member of the board of directors of Avidity Biosciences, a public biotechnology company, since November 2012. He served as President and Chief Executive Officer of Avidity Biosciences, Inc., a public biopharmaceutical company, from November 2012 to February 2019 and as President and Chief Executive Officer of Wellspring Biosciences, Inc., a private biopharmaceutical company, and its parent company Araxes Pharma LLC, a private biopharmaceutical company, from July 2012 to March 2019. Dr. Wilson served as President and Chief Executive Officer and a member of the board of directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. Dr. Wilson was nominated to serve as a director because of his executive leadership experience, his background in finance and accounting and his extensive experience in the life sciences industry.

Except as indicated herein with respect to Mr. Auerbach, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board Independence

Our Board has determined that six of our seven directors are independent, and that each of the members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee is independent. In making these determinations, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

On an annual basis, our Board undertakes a review of its composition, the composition of its committees and the independence of each director. For the purpose of its independence determinations, the Board employs the standards for independence set forth in the listing requirements and rules of The NASDAQ Stock Market LLC (“NASDAQ”), in the rules and standards established by the U.S. Securities and Exchange Commission (the “SEC”) and in our corporate governance guidelines. Our corporate governance guidelines are available on our corporate website at https://www.pumabiotechnology.com/about_governance.html.

Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, and on such other due consideration and diligence as it deems appropriate, our Board has determined that Messrs. Miller, Moyes, and Stuglik, Ms. Dorval and Drs. Senderowicz and Wilson, or six of our seven current directors, are “independent” under the applicable rules and standards established by NASDAQ and the SEC, as well as under the additional standards set forth in our corporate governance guidelines. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Role in Risk Oversight

Our Board is involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company. The role of the Board’s committees in overseeing many of the risks associated with our business includes the following:

•

The Audit Committee oversees and reviews with management our assessment and management process of material financial reporting and accounting risks, including review of internal controls over financial reporting and disclosure controls and procedures, as well as reviews and approves any related party transactions.

•	The Compensation Committee oversees and assesses whether any of our compensation plans, policies, and programs are reasonably likely to have a material adverse effect on us.

•	The Nominating and Corporate Governance Committee oversees and reviews with management risks relating to governance and social responsibility matters, including succession planning.

•

The Research and Development Committee oversees and reviews with management evaluation of our product pipeline and pre-trial and clinical development risks, including, in 2020 and 2021, the impact thereon of the COVID-19 pandemic.

The Board’s 2021 review included an assessment of the risks related to the effects of the COVID-19 pandemic, including with respect to our clinical trials and commercialization of NERLYNX.

Board Leadership Structure

Alan H. Auerbach currently serves as our Chairman and Chief Executive Officer. We have no policy requiring the combination or separation of the Chief Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. At present, we have determined that this leadership structure of having a combined Chairman of the Board and Chief Executive Officer is appropriate due to the size and operations and resources of our Company. Our Board believes that having these roles combined helps promote efficient and centralized decision-making, focuses the Board’s discussions and facilitates the presentation of the Company’s strategy with a unified voice. Our Board also believes in the value and importance of a strong Lead Independent Director with clearly delineated responsibilities, including to preside over Board meetings at which the Chief Executive Officer and Chairman is not present (including any executive sessions of the independent directors), approve Board meeting schedules and agendas and act as liaison between the independent directors and the Chief Executive Officer and Chairman. Mr. Moyes serves as the Lead Independent Director.

Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, including our size, resources and operations, choose a different leadership structure in the future.

Board Meetings

During the fiscal year ended December 31, 2021, our Board held four meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. As part of our director education program, each director is strongly encouraged to attend each annual meeting of stockholders in person.  Each of the then-current directors attended our 2021 annual meeting of stockholders either in-person or by telephone, per the Company’s request, in light of the health risks related to the COVID-19 pandemic.

Executive Sessions

During the fiscal year ended December 31, 2021, the non-employee directors met in executive session of the Board on four occasions, the members of the Audit Committee met in executive session on four occasions and the members of the Compensation Committee met in executive session on six occasions. The policy of our Board is to hold executive sessions in connection with each regularly scheduled Board meeting and executive sessions of committees when needed. As our Lead Independent Director, Mr. Moyes presided over the executive sessions of the Board.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Equity Incentive Committee and a Research and Development Committee. The composition and responsibilities of each committee are determined by the Board and are described below. To view the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, please visit the corporate governance section of our website at https://www.pumabiotechnology.com/about_governance.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

Audit Committee

Our Audit Committee provides oversight over each of our accounting and financial reporting processes, our internal control function, the audits of our consolidated financial statements and internal control over financial reporting. Among other matters, the Audit Committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related party transactions under Item 404 of Regulation S-K and our Related Party Transactions Policy and Procedures.

The members of our Audit Committee are Mr. Moyes, Ms. Dorval, and Dr. Wilson with Mr. Moyes serving as the chair of the committee. Ms. Dorval was appointed as a member of our Audit Committee, effective July 15, 2021, in conjunction with her appointment to the Board and replaced Mr. Stuglik as a committee member.  The Board has determined that Mr. Moyes, Ms. Dorval, and Dr. Wilson are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ and the requirements in the Audit Committee’s charter and our corporate governance guidelines. The Board has determined that all members of our Audit Committee meet the requirements for service as an audit committee member under the applicable rules of NASDAQ, and that Mr. Moyes, Ms. Dorval, and Dr. Wilson are audit committee financial experts as defined under the applicable rules of the SEC. The Audit Committee met four times during the fiscal year ended December 31, 2021. The Audit Committee meets in executive session for a portion of each regular meeting.

Compensation Committee

The Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers. In addition, among other things, the Compensation Committee annually evaluates the performance and compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers. Based on such evaluation, the Compensation Committee determines and approves all of the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer is not permitted to be present during any Compensation Committee final deliberations or voting concerning the compensation of any executive officer, including the Chief Executive Officer. The Compensation Committee also administers the 2011 Incentive Award Plan, as amended (the "2011 Plan") and the Puma Biotechnology, Inc. 2017 Employment Inducement Incentive Award Plan (the “Inducement Plan” and, together with the 2011 Plan, the “Plans”). Additionally, the Compensation Committee periodically reviews and makes recommendations to our Board regarding the compensation of our non-employee directors.

The Compensation Committee is permitted to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our Certificate of Incorporation, Bylaws, the rules and listing standards of NASDAQ, and other applicable law.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisors, including compensation consultants, legal counsel or other advisors in order to assist the Compensation Committee or any of its subcommittees in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisors and the determination of the independence of each compensation advisor prior to selecting or receiving advice from any such compensation advisor and on at least an annual basis thereafter. The Company provides for appropriate funding for payment or reasonable compensation to any compensation advisor to the Compensation Committee.

In 2021, the Compensation Committee continued to engage Compensia, Inc. (“Compensia”), an independent compensation consultant, to advise the Compensation Committee, and the advice and comprehensive report received from Compensia in 2019 served as the basis for the Compensation Committee’s compensation related decisions for 2021. Compensia reported directly to the Compensation Committee and attended Compensation Committee meetings in 2021 following invitations. The Compensation Committee determines when to hire, terminate or replace compensation consultants, the projects to be performed by any consultant and whether the consultant is invited to attend meetings of the Compensation Committee. In 2021 the Compensation Committee requested a new detailed compensation analysis which served as the basis for the Compensation Committee’s compensation related decisions for 2022. The Compensation Committee may engage Compensia to conduct additional comprehensive reviews of our compensation programs in the future.

The Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in applicable SEC rules and NASDAQ listing requirements and the requirements in the Compensation Committee’s charter and our corporate governance guidelines. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest from retaining Compensia currently or during the year ended December 31, 2021. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and NASDAQ listing standards.

The members of the Compensation Committee are Messrs. Miller, Moyes and Stuglik with Mr. Miller serving as the chair of the committee. Dr. Ann Miller served on the Compensation Committee until her resignation effective December 31, 2021 and was replaced by Mr. Brian Stuglik in January 2022. The Board has determined that each of the members of the Compensation Committee is independent under the applicable rules and listing standards of NASDAQ and is independent under the requirements in the Compensation Committee’s charter and our corporate governance guidelines and are non-employee directors for purposes of Section 16 of the Exchange Act. The Compensation Committee met six times during the fiscal year ended December 31, 2021. Additionally, matters delegated to the Compensation Committee were discussed during meetings of the Board, including in executive session with only independent members of the Board present.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the self-evaluation process of our Board. Our Nominating and Corporate Governance Committee also is responsible for making recommendations regarding non-employee director compensation to the full Board.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meeting from time to time to evaluate biographical information and background material relating to potential candidates and, as deemed advisable, interviews of selected candidates by our Chief Executive Officer, members of the Nominating and Corporate Governance Committee or other members of the Board. It is the policy of the Nominating and Corporate Governance Committee that when it establishes an initial list of potential candidates for consideration as a new candidate to the Board, the committee shall include in such list, but shall not be limited to, one or more qualified women and minority candidates. In evaluating the suitability of individual candidates (both new candidates and current Board members) to recommend to the Board for nomination (and, in the case of vacancies, appointment), the Nominating and Corporate Governance Committee and the Board reviews the candidate in the context of the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly held company; (v) academic expertise in an area of our operations; (vi) practical and mature business judgment, including ability to make independent analytical inquiries; and (vii) diversity of gender, race, geography, ethnicity, culture, background, viewpoints and perspective. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a board of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating and Corporate Governance Committee may seek the assistance of an outside search firm in identifying and evaluating potential candidates from time to time.  Ms. Dorval was first identified to the Company through an outside search firm, who was hired to identify potential suitable Board candidates for consideration.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Nominating and Corporate Governance Committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of the criteria set forth above. Satisfaction of such criteria does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our Nominating and Corporate Governance Committee are Mr. Miller and Drs. Senderowicz and Wilson, with Dr. Wilson serving as the chair of the committee. The Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of the SEC and listing standards of NASDAQ and the requirements in the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines. The Nominating and Corporate Governance Committee did not hold any separate meetings in 2021; however, matters delegated to the Nominating and Corporate Governance Committee were approved by unanimous written consent on two occasions and discussed and approved in executive session with only independent members of the Board present on two occasions.

Equity Incentive Committee

Our Equity Incentive Committee consists of Mr. Auerbach, a director and our President and Chief Executive Officer, serving as its sole member. The Board delegated to the Equity Incentive Committee the authority to grant stock options and restricted stock units (“RSUs”) to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying RSUs granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board;

•	the maximum aggregate number of shares of common stock underlying stock options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and

•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than 10 years.

Pursuant to this delegation of authority, for fiscal year 2021, the Equity Incentive Committee granted an aggregate of 700,004 RSUs.

Research and Development Committee

Our Research and Development Committee oversees our product pipeline and research and development efforts, including oversight and evaluation of our clinical trials and clinical development risk, as well as reviewing and pre-approving all material public disclosures related to our product pipeline and research and development efforts. As part of its oversight responsibilities, the committee also meets at least quarterly with the Chief Scientific Officer to review the progress of the product pipeline and the progress and results of pre-clinical studies and clinical trials. The Research and Development Committee is comprised of Drs. Senderowicz and Wilson and Mr. Stuglik, with Dr. Senderowicz serving as the chair of the committee. The Board has determined that each of the members of our Research and Development Committee is independent under the requirements in the Research and Development Committee’s charter and our corporate governance guidelines. The Board has determined that Drs. Senderowicz and Wilson and Mr. Stuglik meet the requirements for scientific and/or medical expertise under the Research and Development Committee’s charter. The Research and Development Committee met two times during the fiscal year ended December 31, 2021.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at https://www.pumabiotechnology.com/about_governance.html. We intend to disclose any future amendments to our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Corporate Governance Guidelines

We have adopted corporate governance guidelines, which, among other things, highlight that the Board should consider diversity of gender, race, geography, ethnicity, culture, background, and perspective in evaluating the suitability of individual members of the Board. Our corporate governance guidelines are available on our corporate website at https://www.pumabiotechnology.com/about_governance.html.

Communication with the Board

Stockholders and other interested parties may send communications to the Board, including any individual director, any non-employee director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board, any individual director or any non-employee director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board, any individual director or any non-employee director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Pledging and Hedging Prohibited

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from pledging Company stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

Environmental, Social and Governance

We are committed to acting responsibly, sustainably, and making a meaningful impact on the environment and on society. Our goal is to enable all corporate actions to align with a long-term approach to best practices and emerging norms in the areas of environmental consciousness, social responsibility, ethics, diversity and inclusion, corporate governance, and supply chain ecosystem responsibility, while providing value to our stockholders consistent with our business objectives. Some of our key environmental and societal priorities include:

Environmental Sustainability:

•	We are committed to protecting the natural environment and our community by complying with all applicable legal and regulatory requirements.

•	We engage our employees to accomplish this by conserving energy; reducing consumption of natural resources; managing waste properly and encouraging reuse or recycling.

•

Many of our employees who historically worked from one of our two facilities in Los Angeles and South San Francisco, have been working remotely since March 2020, reducing our energy use in our facilities. This has also eliminated the need for employees to commute to our facilities, reducing carbon emissions.

Care for People:

•

We offer a robust variety of benefit plans to support the health and wellness of our employees and their eligible family members and dependents, including medical, dental, vision, Employee Assistance Program, 401(k) matching and other services to support and manage healthy lifestyles. We offer these benefits at no cost to the employee or their dependents.

•	We offer paid Volunteer Days to encourage employees to volunteer in their communities. The intention of this program is to create engagement opportunities for our employees that are meaningful, purposeful and helps those in need. At the same time, we recognize that participating in these activities will also enrich and inspire the lives of our employees.

•	We are committed to promoting proper working conditions for the safety of our employees, such as continuously improving our worker safety and health policies and systems, and providing appropriate training, reporting and controls.

•	We offer floating holidays for employees to recognize cultural, religious, and socially relevant holidays which are not part of our existing holiday schedule.

Product Quality and Safety:

•	We are committed to the highest product quality and safety standards.

•

We are committed to the safety, quality, and efficacy of our product.  We have implemented a comprehensive quality management system that is designed to build quality into all aspects of our business and is compliant with all applicable regulatory requirements.

•

We have implemented procedures and systems that ensure our commitment to conducting compliant and ethical clinical trials, and ensuring the safety of our clinical study patients.  We are committed to transparency and sharing of clinical data to help physicians and patients make informed decisions about their care and to help qualified researchers advance scientific knowledge.

•	We have an internal compliance committee charged with ensuring that our staff are trained on compliance requirements and that we conduct our business in accordance with applicable laws, industry codes, regulations, and corporate policies relating to the sales and marketing of pharmaceutical products, including our interactions with healthcare professionals; interactions with patients and advocacy organizations; company-supported scientific and educational activities; and anti-bribery and anti-corruption laws.

Supply Chain Responsibility:

•

Our compliance program includes the following attributes: establishment of strong management systems; identifying and assessing risks in the supply chain; designing and implementing a strategy to respond to identified risks and supporting supply chain compliance.

•

We are committed to promoting supplier standards that are well aligned with  our standards. Although we do not independently audit our suppliers’ practices, we do have a documented supplier management process including guidelines on supplier selection and expected supplier controls and management.

Ethics & Corporate Responsibility:

We strive to conduct ourselves by our Core Values:

•	Patient-centric – Decisions we make always put the patient first

•	Innovative – We embrace new and creative ways to achieve our mission

•	Communicate – Clear. Timely. Respectful. Frequent

•	Respectful – Promoting an environment for sharing great ideas throughout the organization

•	Collaborate – ONE TEAM where every team member has a voice and a purpose in achieving a common goal

How we conduct our business is just as important as what we do. Our core values are the principles that guide our company strategy and our individual actions. At all times we strive to distinguish ourselves as a respected biopharmaceutical company that is differentiated by top talent and innovative products to enhance cancer care.

•	We are committed to ensuring ethical organizational governance, promoting business ethics and integrity, and embracing diversity and inclusion in the board room and throughout the organization.

•

We believe in continuing to strengthen, refine and enhance our ethics and compliance efforts with the goal of fostering an environment where all stakeholders, including employees, customers and suppliers, can express and have their concerns heard and considered.

In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. Accordingly, we are in compliance with Nasdaq’s diversity requirement. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix (As of April 18, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
	1	6	-	-
Part II: Demographic Background
African American or Black (not of Hispanic or Latinx origin)	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White (not of Hispanic or Latinx origin)	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1
Did Not Disclose	-

Compensation of Directors

Our Board has approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed our 2021 non-employee director compensation. The Director Compensation Program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.

Review of Compensation Program

In 2019, following a review of the Company’s non-employee director compensation program, which included an assessment of the program relative to a peer group of companies that was conducted by Compensia, our Board approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed our 2020 and 2021 non-employee director compensation. In February 2021 the Board determined that the Commercial Committee should be disbanded.  The members of the Commercial Committee did not receive fees for service on the Commercial Committee.  The Director Compensation Program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.

Director Compensation Program

Under the Director Compensation Program, each non-employee director receives an annual cash retainer for service on the Board, and for service on each committee of which the non-employee director is a member, paid in four equal installments at the beginning of each calendar quarter. All cash fees are payable on a pro-rated basis for non-employee directors who are initially elected or appointed in the middle of a calendar quarter.

The fees paid to non-employee directors for service on the Board under the Director Compensation Program are as follows:

Cash Compensation
Board Annual Retainer	$50,000
Committee Chair Annual Retainer
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Research and Development	$15,000
Committee Member (Non-Chair) Annual Retainer
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000
Research and Development	$7,500

In addition, under the Director Compensation Program, each of our non-employee directors receives an annual RSU award with a value of $300,000 (determined using the trailing 30-calendar day average stock price through and including the grant date) (the “Annual RSU Award”). The Annual RSU Award is granted on the date of the annual stockholders’ meeting and vests in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant, subject to the non-employee director’s continued service. Upon initial appointment or election to the Board, each new non-employee director receives a stock option to purchase a number of shares of common stock under the 2011 Plan with a value of $700,000 (determined using a Black-Scholes option value based on a trailing 30-calendar day average stock price), which vests with respect to one-third of the shares on the first anniversary of the grant date, and with respect to an additional one thirty-sixth of the shares on each monthly anniversary thereafter, subject to the non-employee director’s continued service through the applicable vesting date (the “Initial Option Award”). Each stock option has an exercise price per share of common stock equal to the fair market value on the date of grant. In April 2022, the Director Compensation Program was amended to provide that the number of shares subject to each Initial Option Award and each Annual RSU Award will not exceed 100,000 shares and 27,000 shares, respectively.

Pursuant to the terms of our 2011 Plan, any compensation payable to our non-employee directors under the Director Compensation Program is limited such that the maximum aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year is $1,000,000.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2021. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2021, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Allison Dorval (3)	27,554	—	630,675	658,229
Ann C. Miller, M.D. (4)	58,229	294,738	—	352,967
Michael P. Miller	66,979	294,738	—	361,717
Jay M. Moyes	77,500	294,738	—	372,238
Hugh O'Dowd (5)	33,750	—	—	33,750
Adrian M. Senderowicz, M.D.	70,000	294,738	—	364,738
Brian Stuglik, R.Ph.	56,979	294,738	—	351,717
Troy E. Wilson, Ph.D., J.D.	77,500	294,738	—	372,238

(1)

Represents the grant date fair value of RSUs granted on June 15, 2021 determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For a discussion of valuation assumptions for the 2021 grants, see Note 11 to our 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed on March 3, 2022. As of December 31, 2021 the following outstanding RSUs were held by the non-employee members of our Board:  Mr. Miller, 27,858 RSUs; Mr. Moyes, 27,858 RSUs; Dr. Senderowicz, 27,858; Mr. Stuglik, 27,858 RSUs and Dr. Wilson, 27,858 RSUs.

(2)

Represents the grant date fair value of stock options granted to Ms. Dorval in connection with her appointment to our Board on July 15, 2021, as determined in accordance with ASC 718. For a discussion of valuation assumptions for the grants, see Note 11 to our 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed on March 3, 2022. The number of shares subject to the stock options was determined by dividing the value by the Black-Scholes valuation as of the grant date using a trailing 30-calendar day average closing price of our common stock through and including the applicable grant date. As of December 31, 2021, the following outstanding option awards were held by the non-employee members of our Board:  Ms. Dorval, 108,721 shares; Dr. A. Miller, 87,018 shares; Mr. Miller, 17,626 shares; Mr. Moyes, 104,548 shares; Dr. Senderowicz, 77,604 shares; Mr. Stuglik, 93,953 shares; and Dr. Wilson, 97,604 shares. At the time of Dr. A. Miller’s resignation, her vested and unexercised options remained outstanding and were exercisable for 90 days from the date of her resignation.

(3)

Ms. Dorval was appointed to our Board effective July 15, 2021; fees earned for the quarter in which she was appointed were pro-rated to reflect her partial quarter of service beginning on her appointment date.

(4)	Dr. A. Miller resigned from our Board effective December 31, 2021.

(5)	Mr. O’Dowd’s term expired on June 15, 2021; fees are paid at the commencement of each quarter and were not pro-rated to reflect his partial quarter of service.

Director Stock Ownership Guidelines

Our corporate governance guidelines contain certain stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to attain beneficial ownership of 10,000 shares of our common stock within three years of joining the Board, and to maintain or exceed such ownership throughout service as our director. Unless otherwise approved by the Board, each such director must refrain from selling any shares of our common stock (other than for purposes of paying taxes associated with the acquisition of such shares) until the minimum ownership requirement is met. As of December 31, 2021, each non-employee director who had served three years or more on the Board had met these requirements of beneficial ownership of 10,000 shares of our common stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 18, 2022, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our “Named Executive Officers” identified under the “Executive Compensation” section of this proxy statement, and (iv) all current executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

		SHARES BENEFICIALLY OWNED (1)
NAME	TITLE	NUMBER (#)	PERCENTAGE
Directors and Named Executive Officers
Alan H. Auerbach (2)	President, Chief Executive Officer and Chairman of the Board	9,225,971	19.2%
Maximo F. Nougues (3)	Chief Financial Officer	147,732	*
Alvin Wong, Pharm.D. (4)	Chief Scientific Officer	97,142	*
Jeff Ludwig (5)	Chief Commercial Officer	264,205	*
Douglas Hunt, B.Sc (Hons). (6)	Senior Vice President, Regulatory Affairs, Medical Writing and Project Management	197,945	*
Allison Dorval	Director	—	*
Michael P. Miller (7)	Director	70,484	*
Jay M. Moyes (8)	Director	138,728	*
Adrian M. Senderowicz (9)	Director	105,462	*
Brian Stuglik (10)	Director	87,883	*
Troy E. Wilson (11)	Director	126,362	*
All executive officers and directors as a group (11 individuals) (12)		10,461,914	21.2%
Stockholders Holding 5% or More
The Vanguard Group, Inc. (13)		3,680,187	8.2%
BlackRock Inc. (14)		3,204,237	7.1%
Millennium Group Management LLC (15)		2,237,699	5.0%
*	Denotes less than 1.0% of beneficial ownership.

(1)	This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Applicable percentages are based on 44,973,141 shares of our common stock outstanding as of April 18, 2022. Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 18, 2022, whether through the exercise or conversion of any stock option, convertible security, warrant or other right, which rights are considered outstanding only for such person. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Consists of (i) 6,045,869 shares held by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to the Auerbach Warrant, (iii) stock awards of 7,087 shares vesting within 60 days of April 18, 2022, and (iv) options to purchase 1,056,765 shares of our common stock exercisable within 60 days of April 18, 2022.

(3)

Consists of (i) 18,261 shares held by Mr. Nougues, (ii) stock awards of 864 shares vesting within 60 days of April 18, 2028, and (iii) options to purchase 128,607 shares of our common stock exercisable within 60 days of April 18, 2022.

(4)

Consists of (i) 12,203 shares held by Dr. Wong, (ii) stock awards of  2,405 shares vesting within 60 days of April 18, 2028, and (iii) options to purchase 82,534 shares of our common stock exercisable within 60 days of April 18, 2022.

(5)	Consists of (i) 7,294 shares held by Mr. Ludwig, and (ii) options to purchase 256,911 shares of our common stock exercisable within 60 days of April 18, 2022.
(6)

Consists of (i) 36,700 shares held by Mr. Hunt, (ii) stock awards of 2,404 shares vesting within 60 days of April 18, 2021, and (iii) options to purchase 158,841 shares of our common stock exercisable within 60 days of April 18, 2022.

(7)

Consists of (i) 25,000 shares held by Mr. Miller, (ii) stock awards of  27,858 shares vesting within 60 days of April 18, 2022, and (iii) options to purchase 17,626 shares of our common stock exercisable within 60 days of April 18, 2022.

(8)

Consists of (i) 6,322 shares held by Mr. Moyes, (ii) stock awards of 27,858 shares vesting within 60 days of April 18, 2022, and (iii) options to purchase 104,548 shares of our common stock exercisable within 60 days of April 18, 2022

(9)

Consists of (i) stock awards of  27,858 shares vesting within 60 days of April 18, 2022 by Dr. Senderowicz, and (iii) options to purchase 77,604 shares of our common stock exercisable within 60 days of April 18, 2022.

(10)

Consists of (i) stock awards of  27,858 shares vesting within 60 days of April 18, 2022 by Mr. Stuglik, and (iii) options to purchase 60,025 shares of our common stock exercisable within 60 days of April 18, 2022.

(11)

Consists of (i) stock awards of  27,858 shares vesting within 60 days of April 18, 2022 by Dr. Wilson, (ii) 350 shares held in an IRA by Dr. Wilson, (iii) a total of 550 shares held in minor accounts for Dr. Wilson’s children, and (iv) options to purchase 97,604 shares of our common stock exercisable within 60 days of April 18, 2022.

(12)

With respect to the executive officers and directors as a group, consists of an aggregate of (i) 10,674,788 shares, (ii) options to purchase 65,890 shares of our common stock exercisable within 60 days of April 18, 2022, (iii) stock awards of 152,050 vesting within 60 days of April 18, 2022, and (iv) 2,116,250 shares exercisable pursuant to the Auerbach Warrant.

(13)

The information reported is based on a Schedule 13G/A filed on February 10, 2022, reporting ownership. as of December 31, 2021. The Vanguard Group, Inc. (“Vanguard”) reports shared voting power with respect to 57,212 shares of our common stock, sole dispositive power with respect to 3,608,532 shares of our common stock and shared dispositive power with respect to 71,655 shares of our common stock. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(14)

The information reported is based on a Schedule 13G/A filed on February 3, 2022, reporting ownership as of December 31, 2021, BlackRock, Inc. (“BlackRock”) reports sole dispositive power with respect to 3,204,237 shares of our common stock and sole voting power as to 3,098,519 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(15)	The information reported is based on a Schedule 13G filed on January 14, 2022 reporting ownership as of January 6, 2022. Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander each report shared voting power and shared dispositive power with respect to the 2,237,699 shares of our common stock, and that such shares are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The address for these entities and person is 399 Park Avenue, New York, NY 10022.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 18, 2022, the record date.

Name	Age	Position
Alan H. Auerbach	52	President, Chief Executive Officer and Chairman of the Board
Maximo F. Nougues	53	Chief Financial Officer
Alvin Wong, Pharm.D.	69	Chief Scientific Officer
Jeff J. Ludwig	56	Chief Commercial Officer
Douglas Hunt, B.Sc (Hons).	57	Senior Vice President, Regulatory Affairs, Medical Writing and Project Management

Alvin Wong was appointed Chief Scientific Officer effective June 17,  2021.

Alan H. Auerbach. See “Director Biographical Information” above.

Maximo F. Nougues. Mr. Nougues joined Puma Biotechnology as Chief Financial Officer in November 2018. Prior to joining the Company, Mr. Nougues served in various positions at Getinge AB, a global medical device company based in Sweden, from January 2008 until October 2018. At Getinge, he held several leadership positions with oversight for the business that generated regional revenues of approximately $1 billion annually. During his tenure at Getinge, he served as Regional Chief Financial Officer for North America, Regional Chief Financial Officer for the Americas and Regional Vice President of Finance. Mr. Nougues also served as Chief Financial Officer for MAQUET North America, which was acquired by Getinge in 2000. Prior to joining Getinge, Mr. Nougues worked in finance roles in Boston Scientific’s cardiac surgery division, which was acquired by Getinge in 2008, and at The Clorox Company from 1998 until 2007. Mr. Nougues holds an M.S. in business administration from the Universidad del Norte Santo Tomas de Aquino, Tucuman, Argentina and an M.B.A. from the University of San Francisco McLaren School of Business.

Alvin Wong, Pharm.D. Dr. Wong joined the Company in March 2013 and since June 2021 has served as our Chief Scientific Officer. From August 2017 to June 2021, Dr. Wong served as our Senior Vice President, Clinical Science and Pharmacology. From 2007 to 2013, Dr. Wong was Senior Director of Clinical Development at Proteolix, Inc. (acquired by Onyx) where he managed studies in multiple myeloma and supported the approval of Kyprolis®. Previously, he held positions in Clinical Pharmacology and Pharmacovigilance at Novacea, and in drug safety at Genentech, where he contributed to the successful submissions of Herceptin® for HER2-positive breast cancer, Rituxan® for patients with non-Hodgkin's Lymphoma and Avastin® for patients with colorectal cancer. Dr. Wong earned his Doctor of Pharmacy degree from the University of San Francisco (UCSF). Dr. Wong was a Clinical Professor at UCSF from 1976 to 1996.

Jeff J. Ludwig. Mr. Ludwig has served as our Chief Commercial Officer since March 2020. Mr. Ludwig previously worked as Vice President Oncology Sales for Astellas Pharma Inc. (“Astellas”), a multinational pharmaceutical company based in Japan, from September 2019 until March 2020, where he led multiple sales teams across several oncology therapeutic products, a significant label expansion in prostate cancer and a new launch in bladder cancer. Prior to joining Astellas, Mr. Ludwig worked at Amgen, a multinational biopharmaceutical company, from April 2001 until August 2019, where he most recently held the position of Vice President of Oncology Sales from January 2014 to August 2019. During his tenure as Vice President of Oncology Sales, he led the sales organization through numerous successful launches and contributed to a multi-billion dollar portfolio of therapeutic and supportive care products. Before assuming the Vice President of Oncology Sales role, he successfully held various other leadership positions at Amgen in both oncology sales and marketing. Prior to joining Amgen, Mr. Ludwig worked in various sales and marketing roles at Eli Lilly and Company from 1988 until 2001. Mr. Ludwig holds a B.S. in business from Arizona State University where he graduated with honors.

Douglas Hunt B.Sc (Hons). Mr. Hunt has served as our Senior Vice President, Regulatory Affairs, Medical Writing and Project Management since January 2018. Mr. Hunt has over 25 years of regulatory affairs experience and was a regulatory affairs consultant to the Company from February 2017 to January 2018. Mr. Hunt previously served as Vice President Regulatory Affairs and Quality Assurance at ArmaGen, Inc., a private biotechnology company, from March 2015 until December 2017 and Vice President, Global Regulatory Affairs (Bioscience) at Baxter International Inc., a public healthcare company, from March 2008 March 2015 where he was responsible for global regulatory affairs for several franchises including oncology. Prior to his role at Baxter Bioscience, Mr. Hunt worked for Amgen, a multinational biopharmaceutical company, from June 2000 to March 2008 in various positions, including as Executive Director, Therapeutic Area Head (Oncology) and Executive Director, Therapeutic Area Head (Bone/Oncology), Global Regulatory Affairs and Safety. Mr. Hunt received a B.Sc (Hons). from Portsmouth University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation programs for our “Named Executive Officers” for the 2021 fiscal year, who were:

•	Alan H. Auerbach, our President and Chief Executive Officer;

•	Maximo F. Nougues, our Chief Financial Officer;

•	Alvin Wong, Pharm.D., our Chief Scientific Officer;

•	Jeff J. Ludwig, our Chief Commercial Officer; and

•	Douglas Hunt, B.Sc (Hons), our Senior Vice President, Regulatory Affairs, Medical Writing and Project Management.

On June 15, 2021, Alvin Wong was promoted to the position of Chief Scientific Officer.

2021 Business Highlights

The COVID-19 pandemic continued to adversely affect our ability to fully achieve all of our business objectives. Notwithstanding the foregoing, during 2021 Puma made broad strides to increase global commercial access to NERLYNX® for HER2-positive breast cancer patients, as well as to expand the label and potential therapeutic indications of NERLYNX. NERLYNX was approved for extended adjuvant treatment of HER2-positive breast cancer patients in 2021 in Peru, Macau, South Korea and Brazil, and was also approved for the treatment of HER2-positive metastatic breast cancer patients in 2021 in Argentina, Peru, Chile, Canada and Taiwan.

On February 24, 2021, we resolved a dispute with our former partner CANbridge Biomed Limited and terminated our sub-license agreement. Simultaneous to the termination of this agreement, we entered into a third license amendment with Pierre Fabre to further extend Pierre Fabre’s licensed territory to Greater China, which includes mainland China, Taiwan, Hong Kong and Macao.

On October 29, 2021, the Company reached a settlement in principle related to the Hsu v. Puma Biotechnology, Inc., et. al. class action lawsuit.  The parties' settlement provides that there will be no judgment for liability entered against the defendants, and provided payment by us of approximately $54.2 million in two installments, to be paid in January and June of 2022. On December 13, 2021, the lead plaintiff filed a motion for preliminary approval of the settlement, and on December 29, 2021, the Court issued an order preliminarily approving the settlement.

In December 2021, NERLYNX (neratinib) was included in the updated National Reimbursement Drug List ("NRDL") by the China National Healthcare Security Administration for patients with early stage hormone receptor positive HER2-overexpressed/amplified breast cancer after adjuvant trastuzumab based therapy.  The addition of NERLYNX to the China NRDL now enables broad access to neratinib to more women throughout China.

Total revenue for the year ended December 31, 2021 was approximately $253.2 million, compared to approximately $225.1 million for the year ended December 31, 2020. Net loss for the year ended December 31, 2021 was approximately $29.1 million or $0.72 per share, compared to approximately $60.0 million, or $1.52 per share, for the year ended December 31, 2020.

The below table summarizes the financial results of the Company over the years ended December 31, 2019, 2020 and 2021:

	For the Year Ended December 31,
	2019	2020	2021

Total revenue	$272,260	$225,110	$253,155
Income (Loss) from operations	$(39,045)	$(30,402)	$1,290
Net loss	$(75,595)	$(59,995)	$(29,126)

Net loss applicable to common stockholders	$(75,595)	$(59,995)	$(29,126)
Net loss per share of common stock—basic and diluted	$(1.95)	$(1.52)	$(0.72)
Weighted-average shares of common stock outstanding—basic and diluted	38,768,653	39,576,107	40,638,852

Our compensation philosophy is designed to align the interests of our executive officers with those of our stockholders by providing pay that is directly linked to the achievement of performance goals established to foster the creation of sustainable long-term stockholder value. As such, the portion of our 2021 short-term incentive compensation program for our named executive officers, which was based on previously established goals related to revenue, patient enrollments and cashflow, were deemed achieved at 0%, 200%, and 0% respectively, which resulted in an overall 50% attainment of the corporate performance portion of the annual short-term incentive compensation award opportunity, as described further below.  Taking into account the Compensation Committee’s assessment of each executive’s individual performance (other than Mr. Auerbach), the 2021 short-term incentive compensation awarded to our named executive officers ranged from 50% - 75% of target opportunities, resulting in payouts that were significantly lower than those awarded in fiscal 2020.

Advisory Vote on Executive Compensation

At our 2021 annual meeting of stockholders, approximately 93% of the votes cast by our stockholders approved, on an advisory basis, the compensation of our Named Executive Officers. We did not make any changes to our executive compensation policies or decisions as a result of the vote. Following the say-on-pay vote to be conducted at this annual meeting, we expect our next say-on-pay vote will be conducted at our annual meeting in 2023.

2021 Shareholder Engagement

We value the opinions of our stockholders on our executive compensation programs.  In evaluating the design of our executive compensation, the Compensation Committee considers stockholder input, which we solicit annually through direct outreach with our large investors and through our annual advisory say-on-pay vote. In 2021, we gathered feedback from our stockholders on a handful of topics including our compensation program, ESG commitment, corporate strategy, and board composition and diversity.

CEO Compensation Decisions and Warrant Amendment

It is important to note that, in accordance with SEC rules, Mr. Auerbach’s compensation as reported in the Summary Compensation Table of our proxy statement includes the grant date fair values of equity awards granted in the applicable year, as well as, for 2021, the incremental fair value of $13.7 million related to an amendment to extend the term of Mr. Auerbach’s warrant (the “Auerbach Warrant”), which was approved by stockholders at the 2021 annual meeting (the “Warrant Amendment”) and is described in more detail below. However, the actual delivered or realized value of these awards may differ substantially from the Summary Compensation Table reported values. As of December 31, 2021, the fair market value of our common stock was $3.04, which is below the $16.00 per share exercise price of the Auerbach Warrant.  Additionally, as of December 31, 2021, Mr. Auerbach held no options to purchase shares of our common stock that had a per share exercise price below $3.04.  If Mr. Auerbach exercised his options and the Auerbach Warrant as of such date, he would have realized $0 compensation upon such exercise.  As such, Mr. Auerbach’s total direct compensation realized in 2021 was less than his total compensation as reported in the Summary Compensation Table.

Auerbach Warrant Amendment

The Auerbach Warrant was issued on October 4, 2011 by Puma Biotechnology, Inc., a privately-held Delaware corporation just prior to it being acquired by the Company in October 2011 (the “Merger”). The Company assumed the Auerbach Warrant in the Merger, and it became exercisable in full upon the closing of the Company’s public offering of our common stock on October 24, 2012 (the “2012 Public Offering”).  At that time, the number of shares subject to the Auerbach Warrant was set at 2,116,250 shares, based on the number of shares sufficient to maintain beneficial ownership of 20% of our outstanding shares of common stock as of the closing of our 2012 Public Offering, and the exercise price was set at the 2012 Public Offering price per share of $16.00.

The Auerbach Warrant originally was granted in recognition of Mr. Auerbach’s many contributions to the Company with the objectives of allowing him the ability to maintain beneficial ownership of at least 20% of our outstanding common stock, encouraging full investment of his time and energy to further our best interests, and providing incentives for stock appreciation. If the Warrant Amendment had not been approved, then the Auerbach Warrant would have expired pursuant to its original terms, and would have been forfeited by Mr. Auerbach in full.  When approving the Warrant Amendment in April 2021, the Board considered the importance for Mr. Auerbach to have the right to maintain a significant ownership interest in the Company to best align his interests with that of our stockholders and long-term value creation.  The Board also believed that the Auerbach Warrant provides a valuable incentive to increase our stock price.

Although the Board does not view the Auerbach Warrant as part of Mr. Auerbach’s standard compensation program for 2021, SEC rules require the Company to disclose the incremental fair value associated with the Warrant Amendment, as determined under applicable accounting standards. In accordance with ASC 718, the extension of the term of the Auerbach Warrant resulted in a generally non-cash, stock-based compensation expense of $13.7 million, as reported under the “Option Awards” column of the Summary Compensation Table.  Mr. Auerbach’s total 2021 compensation excluding the amount attributed to the Auerbach Warrant is $4.7 million, which is consistent with his total compensation in prior years.

Our stockholders’ opinions on executive compensation matters are important to us. In May and June 2021, we conducted extensive outreach to our institutional and retail stockholders with respect to the Company’s proposal to extend the Auerbach Warrant.  Mr. Miller, the Chair of our Compensation Committee, and Mr. Nougues, our CFO, hosted calls with several of our institutional investors and discussed the Auerbach Warrant further.

CEO Realized Compensation

The graph below illustrates the Summary Compensation Table reported values for Mr. Auerbach’s total compensation for 2019, 2020, and 2021 in the Summary Compensation Table and his total direct compensation realized for each year.  We believe this graph shows that Mr. Auerbach’s total direct compensation realized is less than the Summary Compensation Table-reported values for 2019, 2020, and 2021, and that the compensation reported in the Summary Compensation Table overstates Mr. Auerbach’s compensation.

CEO Summary Compensation Table vs. Realized Value (1)
20,000,000.00
18,000,000.00
16,000,000.00
14,000,000.00
12,000,000.00
10,000,000.00
8,000,000.00
6,000,000.00
4,000,000.00
2,000,000.00
-
$3.8M
$2.6M
$4.4M
$1.6M
$18.4M
$4.7M
$2.0M
SCT
Realized
SCT
Realized
SCT (2)
Realized
2019
2020
2021
Salary
Bonus
RSU Grants
RSU Vests
Option Grants
Option Exercises
Warrant Modification

(1) For purposes of this graph, realized value includes Mr. Auerbach’s salary and short-term incentive compensation for the applicable year, as well as benefits and other perquisites (e.g., 401(K) plan matching contributions and life insurance premiums), the value of any RSUs that vested, and any stock options exercised in the applicable year.

(2) Mr. Auerbach’s 2021 compensation as reported in the Summary Compensation Table includes $13.7 million in incremental fair value related to the Warrant Amendment, which was approved by the Company’s stockholders at the 2021 annual meeting, and $4.7 million related to annual compensation comprised of salary and short-term incentive compensation, as well as the grant date fair value of RSUs and stock options granted in 2021 and other perquisites.  As of April 18, 2022, the market value of our common stock ($2.82 per share) was significantly below the $16.00 per share exercise price of the Auerbach Warrant.  If Mr. Auerbach exercised the 2,116,250 shares under his warrant as of such date, he would have realized $0 compensation upon such exercise.

At December 31, 2021, all of the outstanding options held by our executive officers were underwater with exercise prices in excess of current market prices.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

The Compensation Committee believes that compensation paid to our Named Executive Officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•

Align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and short-term incentive compensation awarded based on the Compensation Committee’s review of Company and individual performance;

•

ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the Company’s business model and relatively early stage of development, there may be few directly comparable companies; and

•

recognize that best compensation practices for a growing company may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Strong Governance and Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. Our compensation philosophy and related corporate governance policies and practices are complemented by the following specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests:

	What We Do		What We Do Not Do

✓

Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, which we believe is consistent with current market practice, our retention objectives and our pay for performance philosophy.

		✕	No Guaranteed Compensation. We do not guarantee cash incentives, equity compensation or salary increases for executive officers.

✓	Stock Ownership Guidelines. We maintain executive stock ownership guidelines that cover our executive officers.	✕

No “Single-Trigger” Compensation. We have no single-trigger cash severance, equity acceleration or other benefits in connection with a change in control; instead, payments require a termination of employment in connection with the change in control.

✓

Clawback Policy. We maintain a clawback policy to recoup certain compensation from our executive officers in the event of a financial restatement if fraud or misconduct was involved in the financial restatement.

		✕	Hedging and Pledging Prohibited. We prohibit our executive officers and the non-employee members of our Board from hedging or pledging our securities.

✓

Long-Term Incentive Awards. The majority of our executive officers' compensation is granted in the form of long-term equity awards, which we believe aligns their interests with those of our stockholders.

		✕	Repricing without Stockholder Approval. Our equity plan prohibits repricing of out-of-the-money stock options to a lower exercise price without approval of our stockholders.

✓	Limited Perquisites. We provide only limited perquisites or other personal benefits to our executive officers, such as a Section 401(k) matching contribution and Company-paid life insurance.

✓	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

✓	Independent Compensation Advisor. The Compensation Committee engages an independent compensation consultant to provide independent analysis, advice and guidance on executive compensation.

Additionally, our Compensation Committee considers potential risks when reviewing and approving the compensation programs for our Named Executive Officers. In 2021, based on this review, our Compensation Committee concluded that our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on our Company.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation of our Named Executive Officers. Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and pharmaceutical industry, and based upon the advice and recommendation from Compensia (its independent compensation consultant), our executive compensation package consists of the following primary elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing services throughout the year.

•	Annual short-term incentive compensation awards: awards to recognize and reward achievement of short-term corporate and individual performance.

•

Long-term equity incentive awards: equity compensation to provide an incentive to our Named Executive Officers to focus on long-term performance and to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration available to certain Named Executive Officers in the event of a qualifying termination of employment.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the Named Executive Officers. The overall performance of our Named Executive Officers as a team is reviewed annually by the Compensation Committee.

We set base salary and annual short-term incentive compensation structures and any grants of stock options or RSUs based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies. In addition, our Compensation Committee relied on a 2019 compensation assessment performed by Compensia to advise management in its efforts to set 2021 executive compensation.

In early 2019, Compensia conducted a compensation assessment (which our Compensation Committee used as a reference when setting our 2021 executive compensation levels), using the following peer companies:

ACADIA Pharmaceuticals	FibroGen	Radius Health
Acorda Therapeutics	Halozyme Therapeutics	Spectrum Pharmaceuticals
Agios Pharmaceuticals	Intercept Pharma	Travere Therapeutics (3)
AMAG Pharmaceuticals (1)	Ironwood Pharmaceuticals	Ultragenyx Pharmaceutical
Avista Healthcare (2)	Ligand Pharmaceuticals	Vanda Pharmaceuticals
Clovis Oncology	PTC Therapeutics

(1)	Acquired by Covis Group S.a.r.l. on November 16, 2020
(2)	Acquired by Organogenesis Holdings Inc. on December 10, 2018
(3)	Prior to a name change on November 16, 2020, Travere Therapeutics, Inc. was called Retrophin Inc.

The market data used for the Compensation Committee’s comparative analysis was drawn from publicly available sources for the companies in the 2019 peer group and also from the Radford Global Life Science Survey. The 2019 peer group was developed with primary consideration given to development phase, revenue between $100 million and $627 million, and market capitalization between $476 million and $4.3 billion. Median revenue of the 2019 peer group was $193 million and median market capitalization was $1.8 billion, with the Company at the 75th percentile of revenue and 45th percentile of market capitalization at the time of the review. We believe the 2019 peer group and the companies included in the Radford Global Life Science Survey are comprised of companies with whom we compete for talent.

In early 2022, Compensia conducted a compensation assessment (which our Compensation Committee used as a reference when setting our 2022 executive compensation levels), using the following peer companies:

Adamas Pharmaceuticals (1) (3)	Clovis Oncology	Karyopharm Therapeutics (3)
ADMA Biologics (3)	Coherus BioSciences (3)	La Jolla Pharmaceutical Company (3)
Aerie Pharmaceuticals (3)	Collegium Pharmaceutical (3)	Omeros (3)
Akebia Therapeutics (3)	Eagle Pharmaceuticals (3)	Radius Health
BioDelivery Sciences International (3)	Flexion Therapeutics (2) (3)	Rigel Pharmaceuticals (3)
Catalyst Pharmaceuticals (3)	Intercept Pharmaceuticals	Theravance Biopharma (3)
Travere Therapeutics	Vanda Pharmaceuticals

(1)	Acquired by Supernus Pharmaceuticals, Inc. on November 24, 2021
(2)	Acquired by Pacira BioSciences, Inc. on November 19, 2021
(3)	Peer company was added in 2022

The market data used for the Compensation Committee’s comparative analysis was drawn from publicly available sources for the companies in the 2022 peer group and also from the Radford Global Life Science Survey. The 2022 peer group was developed with primary consideration given to development phase revenue between $59 million and $354 million, and market capitalization between $122 million and $1.8 billion. Median revenue of the peer group was $152 million and median market capitalization was $450 million, with the Company at the 82nd percentile of revenue and zero percentile of market capitalization at the time of the review. We believe the 2022 peer group and the companies included in the Radford Global Life Science Survey are comprised of companies with whom we compete for talent and are more closely aligned to the Company in terms of development phase revenue.

Elements of Executive Compensation

Base Salaries

Mr. Auerbach’s compensation was initially established to reflect his position as the Company’s founding executive and has evolved as we have grown. Messrs. Nougues, Ludwig, Hunt, and Dr. Wong joined us after we were founded, and their initial compensation was established in connection with their respective commencement of employment and are the result of arms-length negotiations at those times.

Our Chief Executive Officer periodically reviews and recommends the base salaries in effect for each of our Named Executive Officers (other than for himself), and the Compensation Committee approves the base salary for each Named Executive Officer. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience, and sustained performance. Decisions regarding salary increases may take into account the Named Executive Officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions from the assessment prepared by Compensia. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and takes into account the executive’s performance.

Effective January 1, 2021, the Compensation Committee approved base salary increases of approximately 3% for Messrs. Auerbach and Nougues, approximately 2% for Mr. Ludwig and approximately 4% for Mr. Hunt. The base salary increases for Messrs. Nougues, Hunt and Ludwig were to maintain their base salaries at or about the median of our 2019 peer group. For Mr. Auerbach, the increase reflects a base salary exceeding the 75th percentile of our 2019 peer group, which the Compensation Committee believed was appropriate to reflect his position as a founding executive.

Effective January 1, 2022, the Compensation Committee approved base salary increases of approximately 3% for Mr. Auerbach, approximately 2% for Mr. Ludwig, and approximately 5% for Messrs. Nougues and Hunt, and Dr. Wong. These base salary increases were to maintain the Named Executive Officers, other than Mr. Auerbach, at or about the median of our 2022 peer group. For Mr. Auerbach, the increase reflects a base salary exceeding the 75th percentile of our 2022 peer group, which the Compensation Committee believed was appropriate to reflect his position as a founding executive.

The following table shows the Named Executive Officers’ base salaries for 2020, 2021 and 2022.

	2020 Annual Base	2021 Annual Base	2022 Annual Base
Name	Salary ($)	Salary ($)	Salary ($)
Alan H. Auerbach	803,377	827,478	852,302
Maximo F. Nougues	460,575	472,089	495,693
Alvin Wong, Pharm.D. (1)	—	480,000	504,000
Jeff J. Ludwig	550,000	562,375	573,623
Douglas Hunt, B.Sc (Hons).	364,619	379,204	398,164

(1)	Alvin Wong was appointed to his position as Chief Scientific Officer on June 17, 2021.

The actual base salaries paid to all of our Named Executive Officers during 2021 are set forth in the “Summary Compensation Table” below.

Short-term Incentive Compensation

Our short-term incentive compensation program is intended to provide incentives to drive company-wide performance. Each of our Named Executive Officers is eligible to receive a cash incentive award targeted as a percentage of the executive’s base salary. For 2021, Messrs. Auerbach, Nougues, Ludwig, Hunt, and Dr. Wong were eligible to receive a cash incentive award targeted at 65%, 40%, 40%, 40%, and 40%, respectively, of their annual base salary in effect at the end of 2021.

The Company’s 2021 annual short-term incentive compensation program was based in part on the achievement of corporate performance objectives, which represented 50% of each award opportunity (100% for Mr. Auerbach) and, with respect to each Named Executive Officer other than Mr. Auerbach, individual performance, which represented the remaining 50% of each award opportunity.  Short-term incentive award opportunities relating to corporate performance objectives (the “Corporate Performance Portion”) initially were based on the achievement of three performance criteria: (1) Revenue, (2) Patient Enrollments and (3) Cashflow. For 2021, the Compensation Committee shifted emphasis and eliminated performance metrics related to FDA approval given our 2020 achievement of our FDA approval goal related to the use of NERLYNX in combination with capecitabine for the treatment of adult patients with advanced or metastatic HER2-positive breast cancer who have received two or more prior anti-HER2-based regimens in the metastatic setting.

Award opportunities for each metric were established at threshold, target and maximum levels, and achievement at or above maximum for each metric was capped at 200% of target; achievement below threshold would result in no payout.  With respect to the revenue, cash flow and patient enrollment goals, straight-line interpolation was used to calculate payouts associated with actual results falling between goals.  Each of the corporate performance objectives are explained in detail as follows:

(1)

Revenue (50% weighting): This corporate performance objective is defined as the sum of (a) total product revenue, net and (b) royalty revenue.  The Revenue objective included a threshold of $220.4 million, a target of $241.9 million and a maximum of $263.3 million.  Actual performance in 2021 against the Revenue objective was $201.4 million which equated to a 0% attainment factor in the overall calculation of corporate performance.

(2)

Patient Enrollments (25% weighting): This corporate performance objective is defined as the total number of new patient enrollments in the Summit Basket Trial for HER2 Mutation-Positive Solid Tumors (a Phase II clinical trial of neratinib as a single agent in patients with solid tumors that have an activating HER2 mutation).  The Patient Enrollments objective included threshold, target, and maximum numbers of patient enrollments during 2021 of 40, 50, and 60, respectively.  In 2021, 66 new patients enrolled in the Summit Basket Trial for HER2 Mutation-Positive Solid Tumors, resulting in a 200% attainment factor for our Patient Enrollments objective in the overall calculation of corporate performance. In 2020, there were 27 new patients enrolled in the Summit Basket Trial for HER2 Mutation-Positive Solid Tumors, as compared to the target of 30 new patient enrollments.

(3)

Cashflow (25% weighting): This corporate performance objective is defined as the change from December 31, 2020 to December 31, 2021 in (a) total cash and cash equivalents, marketable securities, and restricted cash, less (b) significant unanticipated one-time cash outflows.  The Cashflow objective included a threshold amount of negative $7.5 million, a target amount of negative $2.5 million and a maximum amount of positive $2.5 million.  Actual performance in 2021 against the Cashflow objective was negative $13.1 million, which equated to a 0% attainment factor in the overall calculation of corporate performance.

Based on each of the previously defined corporate performance criteria cited above, the final weightings for Revenue, Patient Enrollments and Cashflow were 0%, 200%, and 0% respectively, which resulted in an overall 50% attainment of the Corporate Performance Portion of the annual short-term incentive compensation award opportunity.

For our Named Executive Officers, other than Mr. Auerbach, the 2021 short-term incentive compensation program also contained a discretionary element based on the Compensation Committee’s assessment of the executive’s individual performance. In assessing our executives’ performance in 2021, the Compensation Committee considered their efforts with respect to the commercial launch of NERLYNX both within and outside the United States, as well as clinical, financial, and regulatory achievements. These achievements include approval by the FDA of a supplemental New Drug Application for neratinib in combination with capecitabine for the treatment of HER2-positive metastatic breast cancer patients who have received two or more prior anti-HER2-based regimens; approval of NERLYNX in several countries in 2021, including Peru, Macau, South Korea and Brazil for extended adjuvant treatment and Argentina, Peru, Chile, Canada and Taiwan for the treatment of HER2-positive metastatic breast cancer patients. We made significant efforts to preserve cash flow by strategically reducing expenses, while continuing to invest in the key priorities for the company. Based on our Compensation Committee’s consideration of each executive’s individual performance for 2021, with feedback from our Chief Executive Officer, Messrs. Nougues, Ludwig, and Hunt and Dr. Wong each received 100%, 80% 100%, and 100% of the discretionary portion of their 2021 short-term incentive compensation opportunity given the contributions each person made in the achievement of the Company’s strong overall results.

The following table sets forth the short-term incentive compensation awards paid to each Named Executive Officer for 2021.

Name	2021 Bonus ($)	Actual Award Paid % of Target Award ($)
Alan H. Auerbach	268,930	50%
Maximo F. Nougues	141,627	75%
Alvin Wong, Pharm.D.	144,000	75%
Jeff J. Ludwig	146,218	65%
Douglas Hunt, B.Sc (Hons).	113,761	75%

Equity Awards

The goal of our long-term, equity-based incentive awards is to align the interests of our Named Executive Officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based awards also encourage the retention of our Named Executive Officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of factors, such as corporate performance, relative job scope, the value of existing stockholdings in Puma and long-term incentive awards, individual performance history, prior financial contributions to us and the size of similar grants from the assessment provided by Compensia.

To reward and retain our Named Executive Officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. Additionally, since 2016, we have granted our executives RSUs in addition to stock option grants.

We historically have used equity awards to compensate our Named Executive Officers, both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. With respect to equity awards approved in 2021, we did not establish a formula for determining the size of any equity award, including any annual refresher grants, and the Compensation Committee retains discretion to make equity awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

The Compensation Committee, when determining the 2021 aggregate dollar-denominated values of equity awards for our Named Executive Officers, endeavored to position the value at the median of our 2019 peer group, assuming the achievement at target of the following 2020 fiscal year corporate objectives: revenue, cashflow, new patient enrollment in the Summit Basket Trial for HER2 Mutation-Positive Solid Tumors, and FDA label approval.  The Compensation Committee in 2021 determined that the aggregate achievement of the 2020 corporate objectives was attained at 79.7%. The ultimate aggregate dollar-denominated values of our 2021 equity awards, which are set forth in the table below, also accounted for the Compensation Committee’s assessment of the executive’s individual performance in 2020.  50% of the aggregate value was granted as stock options and the remaining 50% as restricted stock units:

2021 Aggregate Dollar-Denominated Values ($)
Name
Alan H. Auerbach	3,604,561
Maximo F. Nougues	1,336,412
Alvin Wong, Pharm.D. (1)	651,954
Jeff J. Ludwig	867,034
Douglas Hunt, B.Sc (Hons).	474,922

(1)	Alvin Wong was appointed to his position as Chief Scientific Officer on June 17, 2021.

Given our Chief Executive Officer’s substantial roles and responsibilities within the Company, the Compensation Committee determined it was appropriate for Mr. Auerbach to receive a 2021 stock option award and RSU award that were, in the aggregate, larger than the 2021 grants of our other Named Executive Officers.

The grant of equity awards typically vest over a three-year period as follows (subject to continued service, or for Messrs. Auerbach, Nougues, Ludwig and Hunt and Dr. Wong, continued employment, through the applicable vesting date): one-third of the shares underlying the award vest on the first anniversary of the vesting commencement date, and with respect to one-sixth of the shares underlying the award, on each six-month anniversary of the vesting commencement date thereafter over the following 24 months. We believe this vesting schedule appropriately encourages continued service or employment, as applicable, with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders. For stock options, the exercise price of each grant is at least equal to the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the grant date. The Compensation Committee believes stock options are performance based in nature as they hold value only after the option price is higher than the fair value established at the time the award is granted. The time-based vesting ensures that the recipient receives economic benefit from the options only with an improved company share price over a longer term.

During 2021, we made the following annual stock option grants to our Named Executive Officers:

2021 Stock
Options
Name	(# of Shares)
Alan H. Auerbach	210,944
Maximo F. Nougues	78,209
Alvin Wong, Pharm.D.	90,000
Jeff J. Ludwig	50,740
Douglas Hunt, B.Sc (Hons).	27,793

During 2021, we made the following annual time-based RSU grants to our Named Executive Officers:

2021 RSUs
Name	(# of Units)
Alan H. Auerbach	149,951
Maximo F. Nougues	55,595
Alvin Wong, Pharm.D.	6,550
Jeff J. Ludwig	36,069
Douglas Hunt, B.Sc (Hons).	19,757

Severance and Change in Control Arrangements

Mr. Auerbach’s employment agreement and Messrs. Nougues’ and Ludwig’s employment letters provide that the executive is eligible to receive severance payments and benefits upon a qualifying involuntary termination of employment, including in connection with a change in control of our Company (as opposed to solely upon a “single-trigger” change in control). We believe that these protections serve to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provide the business with a smooth transition in the event of such a termination of employment in connection with a transaction. These severance and change in control arrangements are designed to retain certain of our executives in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in Mr. Auerbach’s employment agreement and Messrs. Nougues’ and Ludwig’s employment letters, see “Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation and Perquisites

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $19,500 in 2021, and to have the amount of this reduction contributed to our 401(k) plan. In addition, all of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans.

Prohibition on Hedging and Pledging

We maintain an Insider Trading Compliance Policy that prohibits hedging by our officers, directors and employees, pledging of Company stock as collateral to secure loans, margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

Tax and Accounting Considerations

Section 280G of the Code

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Under his employment agreement, Mr. Auerbach may be entitled to a gross-up payment that will make him whole in the event that any parachute payment excise taxes are imposed on him in excess of a certain threshold. We provide this protection to Mr. Auerbach to help ensure that he will be properly incentivized in the event of a potential change in control of the Company to maximize stockholder value in a transaction without concern for potential consequences of the transaction to him.

In approving the compensation arrangements for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation – Stock Compensation (“ASC 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, performance shares and RSUs under our equity incentive award plans are accounted for under ASC 718.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee, comprised of Messrs. Moyes, Miller and Stuglik, has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee of the Board of Directors

Michael P. Miller (Chair)

Jay M. Moyes

Brian Stuglik

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our Named Executive Officers for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Alan H. Auerbach	2021	827,478	—	1,802,411	15,540,659	268,930	14,132	18,453,610	(6)
President and Chief Executive Officer	2020	834,276	—	1,574,004	1,574,009	417,756	13,782	4,413,827
	2019	779,978	506,986	1,088,608	1,366,618		13,132	3,755,322
Maximo F. Nougues	2021	472,089	94,418	668,252	668,160	47,209	14,132	1,964,260
Chief Financial Officer	2020	460,575	87,509	192,010	151,579	73,692	13,782	979,147
	2019	445,000	207,667	—	—	—	13,132	665,799
Alvin Wong, Pharm.D. Chief Scientific Officer	2021	459,364	96,000	84,692	651,954	48,000	22,424	1,362,434
Jeff J. Ludwig	2021	562,375	89,980	433,549	433,485	56,238	26,416	1,602,043
Chief Commercial Officer	2020	435,417	807,500	—	1,978,445	66,000	4,451	3,291,814
Douglas Hunt, B.Sc (Hons).	2021	379,204	75,841	237,479	237,443	37,920	16,075	983,962
Senior Vice President, Regulatory Affairs, Medical	2020	364,619	87,509	534,001	534,008	58,339	15,498	1,593,974
Writing and Project Management	2019	350,595	161,724	518,544	336,014	—	11,960	1,378,837

(1)	Reflects discretionary short-term incentive compensation paid to the Named Executive Officers in respect of services provided during the applicable fiscal year.
(2)

Represents the grant date fair values of RSUs granted during the applicable year determined in accordance with ASC 718. For a discussion of valuation assumptions for the stock awards made to executive officers, see Note 11 to our 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed on March 3, 2022. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).

(3)	Represents the grant date fair values of stock options granted during the applicable year determined in accordance with ASC 718. For a discussion of valuation assumptions for the stock option grants, see Note 11 to our 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed on March 3, 2022. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC 718. With respect to Mr. Auerbach, the reported amount for 2021 also includes $13,738,509 in incremental fair value related to the amendment to extend the term of the Auerbach Warrant which was approved by our stockholders at the 2021 annual meeting.
(4)	Reflects 2021 annual short-term incentive compensation payments earned under the Corporate Performance Component of our 2021 annual bonus program.
(5)

For Messrs. Auerbach, Nougues, Ludwig, and Hunt and Dr. Wong, represents life insurance and long-term care insurance premiums paid by us in the amounts of $1,932, $1,932, $4,350, $3,875, and $10,224, respectively, for 2021. For Messrs. Auerbach, Nougues, Ludwig, and Hunt and Dr. Wong, represents matching contributions to our 401(k) plan made by us in 2021 the amount of $11,600 for each of the Named Executive Officers. For Messrs. Auerbach, Nougues, Ludwig, and Hunt and Dr. Wong, represents allowances for work-from-home expenses paid by us in the in the amounts of $600, $600, $675, $600 and $600, respectively, for 2021. For Mr. Ludwig, represents a company-paid sales incentive trip in the amount of $9,790, including a $3,386 related tax gross-up for such trip.

(6)	The total compensation reported for Mr. Auerbach in 2021 includes $13,738,509 in incremental fair value related to the amendment to extend the term of the Auerbach Warrant, which was approved by our stockholders at the 2021 annual meeting. Excluding the amount attributed to the Auerbach Warrant, Mr. Auerbach’s total compensation in 2021 equaled $4,715,101.

Grants of Plan-Based Awards in 2021

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Stock Awards: Number of	Option Awards: Number of Shares		Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold (#)	Target ($) (1)	Maximum ($)	Shares or Units (#) (2)	Underlying Options (#) (3)		Awards Per Share ($)	and Option Awards ($)(4)
Alan H. Auerbach	2/17/2021	—	—	—	—	210,944		12.02	1,802,150
	2/17/2021	—	—	—	149,951	—		—	1,802,411
	6/15/2021	—	—	—	—	2,116,250	(5)	16.00	13,738,509	(6)
			537,860	1,075,720
Maximo F. Nougues	2/17/2021	—	—	—	—	78,209		12.02	668,160
	2/17/2021	—	—	—	55,595	—		—	668,252
			94,418	188,836
Alvin Wong, Pharm.D.	2/8/2021	—	—	—	6,550	—		—	84,692
	6/17/2021	—	—	—	—	90,000		10.21	651,954
			96,000	192,000
Jeff J. Ludwig	2/17/2021	—	—	—	—	50,740		12.02	433,485
	2/17/2021	—	—	—	36,069	—		—	433,549
			112,475	224,951
Douglas Hunt,	2/17/2021	—	—	—	—	27,793		12.02	237,443
B.Sc (Hons).	2/17/2021	—	—	—	19,757	—		—	237,479
			75,841	151,681

(1)	The amounts in these columns represent the range of potential payouts under the Corporate Performance Component of our 2021 annual short-term incentive compensation program. For our CEO, 100% of his entire target annual short-term incentive compensation opportunity was based on the Corporate Performance Component. For our other Named Executive Officers, 50% of each executive’s entire target opportunity was based on the Corporate Performance Component of our short-term incentive compensation program.
(2)	For Messrs. Auerbach, Nougues, Ludwig and Hunt, amounts reflect the number of RSUs granted in 2021 with one-third of the RSUs underlying the award vesting on January 1, 2022, and one-sixth of the RSUs on each of July 1, 2022, January 1, 2023, July 1, 2023, and January 1, 2024, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. For Dr. Wong, amount reflects the number of RSUs granted in 2021 with one-third of the RSUs underlying the award vesting on December 1, 2021, and one-sixth of the RSUs on each of June 1, 2022, December 1, 2022, June 1, 2023 and December 1, 2023, subject to continued service through the applicable vesting date.

(3)	Unless otherwise noted in footnote 5 below, amounts reflect the number of stock options granted in 2021 with one-third of the shares underlying the option vesting on January 1, 2022, and, for Messrs. Auerbach, Nougues, Ludwig and Hunt, with respect to one-sixth of the shares underlying the option on each of July 1, 2022, January 1, 2023, July 1, 2023, and January 1, 2024, and for Dr. Wong, in equal monthly installments over the following 24 months, in each case, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date.
(4)	Represents the grant date fair values of equity awards granted during 2021 determined in accordance with ASC 718. For a discussion of valuation assumptions for the equity awards, see Note 11 to our 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed on March 3, 2022.
(5)	Represents the number of shares of our common stock underlying the Auerbach Warrant, which was amended upon approval by our stockholders at the 2021 annual meeting. For more information, see “—Compensation Discussion and Analysis – CEO Compensation Decisions and Warrant Amendment.”
(6)	Represents the incremental fair value related to the amendment to extend the term of the Auerbach Warrant which was approved by our stockholders at the 2021 annual meeting. For more information, see “—Compensation Discussion and Analysis – CEO Compensation Decisions and Warrant Amendment.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Offer Letters and Employment Agreements with Our Named Executive Officers

President and Chief Executive Officer – Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and expired on September 1, 2014, but is subject to automatic one-year renewal terms unless earlier terminated or either we or Mr. Auerbach give written notice of termination 60 days prior to the end of the term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary (which was $827,478 in 2021), and he is eligible receive an annual award under our short-term incentive compensation program (which in 2021 was targeted at 65% of his annual base salary), pro-rated for any partial year service, each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits offered to our senior executives.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Named Executive Officers – Maximo F. Nougues, Jeff J. Ludwig, Douglas Hunt, and Alvin Wong

We have entered into employment letter agreements with each of our other Named Executive Officers, Messrs. Nougues, Ludwig, Hunt and Dr. Wong.

These Named Executive Officers are at-will employees and each employment letter provides for an initial salary and target bonus expressed as a percentage of their salary, which are subject to increase at the discretion of the Compensation Committee, discretionary annual performance bonuses subject to the attainment of performance criteria established and evaluated by us, and an initial option grant that vests over a three-year period. Each employment letter also provides that the executive is eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees. In addition, Mr. Ludwig’s employment letter agreement provides that Mr. Ludwig will be eligible to receive one or more equity awards based on the achievement of certain sales milestones.

Additionally, the employment letters for Messrs. Nougues and Ludwig include certain payments and other benefits to which the executive is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us. Please see “Potential Payments Upon a Termination or Change in Control” below for a description of these provisions.

The employment letters also contain a customary non-solicitation provision and, in connection with their entry into the employment letters, each of Messrs. Nougues, Ludwig, Hunt and Dr. Wong entered into our standard proprietary information and inventions agreement.

Auerbach Warrant

At the 2021 annual meeting of our stockholders, the Company’s stockholders approved an amendment to the terms of the Auerbach Warrant, which was issued to Mr. Auerbach on October 4, 2011 to purchase 2,116,250 shares of the Company’s common stock at $16.00 per share.  The modification extended the term of the Auerbach Warrant from October 4, 2021 to October 4, 2026 and resulted in an incremental fair value of $13.7 million.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2021. Except as indicated below, stock awards and options were granted pursuant to our 2011 Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Unvested Shares or Units of Stock that Have Not Vested ($) (1)
Alan H. Auerbach	2,116,250	(2)	—		16.00	10/4/2026	—		—
	200,000		—		3.75	2/13/2022	—		—
	150,000		—		19.34	12/17/2022	—		—
	150,000		—		44.08	10/25/2023	—		—
	150,000		—		195.33	12/12/2024	—		—
	150,000		—		76.54	10/4/2025	—		—
	66,667		—		35.61	5/22/2026	—		—
	70,000		—		37.35	2/16/2027	—		—
	56,940		—		60.85	2/11/2028	—		—
	60,894		1,740	(3)	27.76	2/6/2029	—		—
	—		—		—	—	6,534	(4)	19,863
	103,275		58,374	(5)	12.34	2/11/2030	—		—
	—		—		—	—	46,061	(6)	140,025
	—		210,944	(7)	12.02	2/17/2031	—		—
	—		—		—	—	149,951	(8)	455,851
Maximo F. Nougues	90,000		—		23.37	11/11/2028	—		—
	9,945		5,622	(5)	12.34	2/11/2030	—		—
	—		—		—	—	5,619	(6)	17,082
	—		78,209	(7)	12.02	2/17/2031	—		—
	—		—		—	—	55,595	(8)	169,009
Alvin Wong, Pharm.D.	14,000		—		28.63	3/18/2023	—		—
	10,500		—		112.80	3/14/2024	—		—
	10,500		—		39.50	12/1/2026	—		—
	10,500		—		217.38	3/23/2025	—		—
	7,035		—		73.57	11/30/2025	—		—
	—		—		—	—	351	(9)	1,067
	—		—		—	—	1,925	(10)	5,852
	—		—		—	—	4,367	(11)	13,276
	—		90,000	(12)	10.21	6/17/2031	—		—
Jeff J. Ludwig	186,666		133,334	(13)	7.82	3/20/2030	—		—
	—		50,740	(7)	12.02	2/17/2031	—		—
	—		—		—	—	36,069	(8)	109,650
Douglas Hunt, B.Sc (Hons).	90,000		—		90.85	1/16/2028	—		—
	14,972		428	(3)	27.76	2/6/2029	—		—
	—		—		—	—	1,650	(4)	5,016
	35,037		19,805	(5)	12.34	2/11/2030	—		—
	—		—		—	—	15,627	(6)	47,506
	—		27,793	(7)	12.02	2/17/2031	—		—
	—		—		—	—	19,757	(8)	60,061

(1)	Market value is determined based on the closing price of our common stock on December 31, 2021 of $3.04 per share.
(2)	Mr. Auerbach holds a warrant that was issued in 2011 and is exercisable until October 2026 for 2,116,250 shares of our common stock at $16 per share.

(3)	One-third of the option vested on the first anniversary of the vesting commencement date of January 1, 2019, and then one thirty-sixth vests monthly thereafter, subject to continued employment, or for Mr. Hunt, continued service, through the applicable vesting date. In addition, for Mr. Auerbach, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(4)	One-third of the RSU award vested on the first anniversary of the vesting commencement date of January 1, 2019, and then one thirty-sixth vests monthly thereafter, subject to continued employment, or for Mr. Hunt, continued service, through the applicable vesting date. In addition, for Mr. Auerbach, this RSU may acceleate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(5)

One-third of the option vested on the first anniversary of the vesting commencement date of January 1, 2020, and then one thirty-sixth vests monthly thereafter, subject to continued employment, or for Messrs. Nougues and Hunt, continued service, through the applicable vesting date. In addition, for Messrs. Auerbach and Nougues, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(6)	One-third of the RSU award vested on the first anniversary of the vesting commencement date of January 1, 2020, and then one thirty-sixth vests monthly thereafter, subject to continued employment, or for Messrs. Nougues and Hunt, continued service, through the applicable vesting date. In addition, for Messrs. Auerbach and Nougues, this RSU may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(7)	One-third of the option vests on the first anniversary of the vesting commencement date of January 1, 2021, and then one sixth vests on each of July 1, 2022, January 1, 2023, July 1, 2023, and January 1, 2024, subject to continued employment, or for Messrs. Nougues, Hunt, and Ludwig, continued service, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(8)	One-third of the RSU award vests on the first anniversary of the vesting commencement date of January 1, 2021, and then one-sixth vests on each of July 1, 2022, January 1, 2023, July 1, 2023, and January 1, 2024, subject to continued employment, or for Messrs. Nougues, Hunt, and Ludwig, continued service, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig, this RSU may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(9)	One-sixth of the RSU award vested on December 1, 2019, and then one-sixth vested on June 1, 2020, December 1, 2020, June 1, 2021, December 1, 2021, and one-sixth will vest on June 1 2022, subject to continued service through the applicable vesting date.
(10)	One-third of the RSU award vested on December 1, 2020, and then one-sixth vested on June 1, 2021, December 1, 2021, and one-sixth will vest on June 1, 2022 and December 1, 2022, subject to continued service through each applicable vesting date
(11)	One-third of the RSU award vest on December 1, 2021, and then one-sixth will vest on each of June 1, 2022, December 1, 2022, June 1, 2023, and December 1, 2023, subject to continued service through each applicable vesting date.
(12)	One-third of the option vests on the first anniversary of the vesting commencement date of June 15, 2021, and then one thirty-sixth vests monthly thereafter, subject to continued employment through each applicable vesting date.
(13)	The option was granted pursuant to our Inducement Plan and one-third of the option vested on the first anniversary of the vesting commencement date of March 16, 2020, and then one thirty-sixth vests monthly thereafter, subject to continued employment through each applicable vesting date. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

Options Exercised and Stock Vested

The following table shows the number of shares of common stock acquired by each Named Executive Officer during 2021 upon the vesting of RSUs during 2021. None of our Named Executive Officers exercised stock options during 2021.

	Stock Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Vesting
Name	Vesting (#)	($) (1)
Alan H. Auerbach	95,557	902,658
Maximo F. Nougues	9,941	93,198
Alvin Wong, Pharm.D.	6,734	37,742
Jeff J. Ludwig	—	—
Douglas Hunt, B.Sc (Hons).	30,947	291,629

(1)	Represents the amounts realized based on the fair market value of our stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2021, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans.

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” 60 days prior to, or 18 months following, a “change in control” (each as defined in the employment agreement and described below), he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	A lump sum payment equal to two times the sum of his base salary and the maximum amount payable under our annual short-term incentive compensation program to which he would be eligible to receive for the year in which the termination occurs;

•

all unvested equity-based incentive awards will immediately vest in connection with such termination of employment on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Auerbach in connection with such change in control, we will either (i) reduce the payments made to Mr. Auerbach such that the excise tax will not be imposed or (ii) in certain circumstances where such reduction would result in payments to Mr. Auerbach below a certain threshold, pay the entire (unreduced) payments and also pay or reimburse Mr. Auerbach an amount equal to any such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	An amount equal to the sum of his base salary and the maximum amount under our annual short-term incentive compensation program to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Auerbach’s employment agreement:

•

“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.

•

“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•

A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Jeff J. Ludwig and Maximo F. Nougues. On November 11, 2018, we entered into an employment letter agreement with Maximo F. Nougues, our Chief Financial Officer and on March 16, 2020, we entered into an employment letter agreement with Jeff J. Ludwig, our Chief Commercial Officer.

Pursuant to the employment letter agreements, in the event executive’s employment is terminated by us without “cause” or by executive for “good reason” (each as defined in the applicable employment letter and described below) he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•

12 months base salary, and for Mr. Ludwig, target amount payable under our annual short-term incentive compensation program, to be paid in substantially equal installments in accordance with the Company’s standard payroll policies;

•	up to 12 months continuation of healthcare benefits to him and his dependents; and

•

if the termination occurs on or within the 18 months following a “change in control” (as defined in the employment letter and described below), all unvested equity-based incentive awards will immediately vest on the termination date.

All severance benefits are contingent upon the executive’s execution and non-revocation of a general release of claims in favor of us. Under the terms of each executive’s employment letter:

•

“Cause” is generally defined as (i) the unauthorized use or disclosure of confidential information or trade secrets of the Company or any other material breach of a written agreement between the executive and the Company, including without limitation a material breach of any employment or confidentiality agreement; (ii) the executive’s indictment for, or the entry of a plea of guilty or nolo contendere by the executive to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) the executive’s gross negligence or willful misconduct or the executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the executive against the Company; or (v) any acts, omissions or statements by an executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

•

“Good reason” is generally defined as (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; and (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment letter.

•

A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Terms of Equity Awards. Under the terms of the 2011 Plan, if, in the event of a change in control (as defined above), the successor corporation does not assume or substitute the then outstanding equity awards, such equity awards will immediately vest or become exercisable and be deemed exercised immediately prior to the change in control, as applicable.

Summary of Potential Payments

The following table summarizes the payments that would have been made to Messrs. Auerbach, Ludwig and Nougues upon the occurrence of a qualifying termination of employment (whether or not in connection with a change in control), assuming that the executive’s termination of employment with our Company occurred on December 31, 2021. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the executive during employment that are available to all salaried employees, such as accrued vacation. In addition, the following table does not include our other Named Executive Officers because they would not be entitled to any payments and/or benefits upon a qualifying termination and/or change in control occurring on December 31, 2021.

The following table also assumes that a successor corporation would assume or provide substitute equity awards in a change in control.

Name	Termination Without Cause or With Good Reason (Not in Connection with Change in Control) ($)	Termination Without Cause or With Good Reason (In Connection with Change in Control) ($)
Alan H. Auerbach
Cash Severance (1)	1,365,339	2,730,677
Continued Health Benefits	17,043	17,043
Acceleration of Equity Awards	—	615,740	(2)
280G Excise Tax Gross-Up	—	—	(3)
Total	1,382,382	3,363,460
Maximo F. Nougues
Cash Severance	472,089	472,089
Continued Health Benefits	35,401	35,401
Acceleration of Equity Awards	—	186,091	(2)
Total	507,490	693,580
Jeff J. Ludwig
Cash Severance (1)	787,325	787,325
Continued Health Benefits	35,401	35,401
Acceleration of Equity Awards	—	109,650	(2)
Total	822,726	932,375

(1)	For purposes of calculating Mr. Auerbach and Mr. Ludwig’s cash severance, their 2021 short-term incentive compensation award was determined to be the target award amount payable under our short-term incentive compensation program for the year of termination under their severance calculations.
(2)	Represents the sum of the values attributable to the accelerated vesting of the unvested portion of all outstanding stock options and RSUs held by the executive officers as of December 31, 2021. The value of the accelerated equity awards was calculated based on the closing price of our common stock on December 31, 2021 of $3.04 per share. As of December 31, 2021, Messrs. Auerbach, Nougues and Ludwig held no options to purchase shares of our common stock that had a per share exercise price below $3.04, the closing price of our common stock on December 31, 2021. If each executive’s options were subject to accelerated vesting as of such date and Messrs. Auerbach, Nougues and Ludwig exercised such options, the executives would have realized $0 compensation upon such exercise.
(3)	Represents gross-up for excise taxes that would be payable to Mr. Auerbach under his employment agreement if he had been terminated in connection with a change in control on December 31, 2021.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of the individual identified as our median paid employee to the annual total compensation of Alan Auerbach, our President and Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year:

•	The annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $244,060; and

•

the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $18,453,610, which includes an incremental fair value of $13.7 million related to the modification of Mr. Auerbach’s warrant, as approved by our stockholders at the 2021 annual meeting.

Based on this information, for 2021, the annual total compensation of our CEO was approximately 76 times the median of the annual total compensation of all of our employees (other than the CEO). Excluding the impact of the $13.7 million in non-recurring expense related to the Warrant Amendment, the annual total compensation of our CEO was approximately 19 times the median of the annual total compensation of all of our employees.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

Methodology for Determining Our Median Employee

The Company used our employee population data as of December 31, 2021 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 196 individuals, excluding our Chief Executive Officer. Our employee workforce for purposes of our pay ratio calculation consists of full-time employees.

To identify the median employee from our employee population, we calculated each employee’s 2021 base salary, actual amount paid under our short-term incentive compensation program and commission earned in 2021 and grant-date fair value of equity awards granted in 2021, as equity awards are widely distributed throughout our employee base. In identifying the median employee, we annualized the compensation of all full-time employees who were new hires in 2021 and on leave of absence in 2021.

Annual Total Compensation

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We used the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this Proxy Statement for the annual total compensation of our CEO.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Plans as of December 31, 2021:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column) (#)
Equity compensation plan approved by security holders (2)	7,184,842	(3)	49.57	4,176,382
Equity compensation plans not approved by security holders (4)	925,972	(5)	25.56	1,454,340
Total	8,110,814		47.78	5,630,722

(1)

Represents the weighted-average exercise price of  the applicable outstanding options and the Auerbach Warrant. Outstanding RSUs vest and convert to shares of common stock without the payment of consideration. Therefore, the weighted-average exercise price excludes RSUs issued under the equity compensation plans.

(2)	Consists of the 2011 Plan and the Auerbach Warrant. Our stockholders approved the extension of the term of the Auerbach Warrant at the 2021 Annual Meeting of Stockholders, prior to its scheduled expiration in October 2021.
(3)	Represents 4,095,247 shares underlying outstanding options, 973,345 shares of unvested RSUs, and 2,116,250 shares subject to the Auerbach Warrant, in each case, as of December 31, 2021.
(4)	Consists of the Inducement Plan.
(5)	Represents 500,000 shares underlying outstanding options and 425,972 shares of unvested RSUs as of December 31, 2021.

2017 Employment Inducement Incentive Award Plan

In April 2017 our Board of Directors adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan as the plan will be used to provide equity grants solely to, and in connection with the hiring of, new employees. A description of the principal features of the Inducement Plan is set forth below. In February 2020, our Board of Directors approved an amendment to the Inducement Plan to increase the number of authorized shares by 1,000,000 shares to 2,000,000 shares. In July 2021, our Board of Directors approved an amendment to increase the number of authorized shares by 1,000,000 to 3,000,000 shares.

Eligibility and Administration

Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of our common stock authorized for issuance under the Inducement Plan is 3,000,000 shares.

The following types of shares are added back to the available share limit under the Inducement Plan:

Shares subject to awards under the Inducement Plan that are forfeited, expire or are settled for cash and shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (i) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options and (iii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award. Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.

Awards

The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalents, stock payments, RSUs, deferred stock, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan are to be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•

Restricted Stock; Deferred Stock; RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price, or that are acquired pursuant to the early exercise of an option. No dividends are payable with respect to restricted stock prior to vesting unless and until the vesting conditions are subsequently satisfied. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•

Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents will only be paid out to the holder to the extent that such vesting conditions of the underlying award are subsequently satisfied. Dividend equivalents will not be payable on options or SARs, unless otherwise determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of our company (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability, Repricing and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and exercisable only by the participant. The Inducement Plan requires stockholder approval to reprice any award of stock options or SARs (whether through a reduction of the applicable price per share or the cancellation and substitution of such an award with another award when the price per share for such award exceeds the fair market value of the underlying shares). With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board of Directors may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the price per share of any outstanding option or SAR granted under the Inducement Plan or that cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2021 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process and principles, internal controls and disclosure controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures. The independent registered public accounting firm for the period referenced above, KPMG, is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and is also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Review with Management and Independent Registered Public Accountants. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP, for the year then ended. The Audit Committee has also reviewed and discussed with management and KPMG LLP the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, KPMG LLP’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with KPMG LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the communications of KPMG LLP with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee of the Board of Directors

Jay M. Moyes (Chair)

Allison Dorval

Troy E. Wilson

Audit and Non-Audit Fees

The following table presents fees for professional services provided by KPMG for the audit of and other services rendered to us during the fiscal years ended December 31, 2021 and 2020, respectively.

	2021	2020
Audit Fees	$1,032,882	$911,348
Audit-Related Fees	—	—
Tax Fees	197,771	242,930
All Other Fees	—	—
Total Fees	$1,230,653	$1,154,278

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q, and fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 with respect to the fiscal years ended December 31, 2021 and 2020.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

Pre-Approval Policies and Procedures

Our Audit Committee has pre-approved the permissible non-audit related services performed by KPMG, and associated fees prior to such services being approved. The Audit Committee determined that the rendering of the non-audit services was compatible with maintaining the independence of KPMG, as applicable.

The Audit Committee’s policy is that pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor that are detailed as to the permissible particular service and fee, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the year ending December 31, 2022 and, upon recommendation of the Audit Committee, the Board is submitting the selection of our independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2022, the Audit Committee will reconsider whether or not to retain KPMG, but may still retain them.. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Following the say-on-pay vote to be conducted at this annual meeting, we expect our next say-on-pay vote will be conducted at our annual meeting in 2023.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders of Puma Biotechnology, Inc. approve, on an advisory basis, the 2021 compensation of Puma Biotechnology, Inc.’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Puma Biotechnology, Inc.’s Proxy Statement for the 2022 Annual Meeting of Stockholders.”

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

OTHER MATTERS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the independent members of our Board approve or ratify the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance Audit Committee approval of a related party transaction requiring the independent directors’ approval is not practicable, a related party transaction may be preliminarily entered into by management upon prior approval by the chair of the Audit Committee, and the transaction is subject to ratification by the independent directors provided that, if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the independent directors as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Board of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

There were no related party transactions during 2021.  On March 8, 2022, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Alan H. Auerbach, our President, Chief Executive Officer and Chairman of the Board, and Athyrium Opportunities IV Co-Invest 2 LP, an affiliate of the administrative agent and a purchaser under our existing note purchase agreement (together with Mr. Auerbach, the “Purchasers”). Pursuant to the Purchase Agreement, we agreed to sell an aggregate of 3,584,228 shares of our common stock, par value $0.0001 per share (the “Shares”), to the Purchasers for aggregate gross proceeds of approximately $10.0 million before deducting any offering expenses (the “Private Placement”). The purchase price for each Share was $2.79, which was equal to the closing price of our common stock on NASDAQ on the date of the Purchase Agreement. Each Purchaser agreed to purchase approximately $5.0 million of the shares, which resulted in Mr. Auerbach purchasing 1,792,114 shares of common stock. The Private Placement closed on March 10, 2022.

Pursuant to the terms of the Purchase Agreement, we agreed to prepare and file a registration statement with the SEC within 135 days after the closing of the Private Placement for purposes of registering the resale of the Shares. We also agreed to use commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 180 calendar days after the closing of the Private Placement (210 days in the event the registration statement is reviewed by the SEC, but in any event, no later than four (4) business days following the SEC indicating it has no further comments on the registration statement).

The Private Placement is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. The Shares were not registered under the Securities Act or any state securities laws and may not be reoffered or resold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our common stock, who are hereinafter collectively referred to as the Reporting Persons, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of our common stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of the Forms 3, 4 and 5 received by us during the fiscal year ended December 31, 2021 and written representations that no other reports were required, we believe that all reports required to be filed by such persons with respect to the Company’s fiscal year ended December 31, 2021 were timely filed, except that, due to an administrative error, Douglas M. Hunt, our Senior Vice President of Regulatory Affairs, filed late one Form 4 reporting one transaction (the exempt acquisition of shares pursuant to performance-based vesting of RSUs).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2023 proxy statement, your proposal must be received by us no later than December 30, 2022 and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Second Amended and Restated Bylaws. Under our Bylaws and based on the anniversary date of the 2022 annual meeting as currently scheduled, in order to nominate a director or bring any other business before the stockholders at our next annual meeting of stockholders that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 14, 2023 and no later than March 16, 2023. In the event the annual meeting is convened on a date more than 30 days before or more than 60 days after such anniversary date, such notice must be received no earlier than the 120th day prior to such annual meeting nor later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the nomination or proposal must contain the specific information required by our Bylaws. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Corporate Secretary, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under our Bylaws. Please send a copy of all notices and request via email to ir@pumabiotechnology.com.

Proposals Pursuant to Rule 14a-19.  In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2023.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2023 annual meeting of stockholders.  Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Investor Relations, or contact Investor Relations by telephone at (424) 248-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Compensation Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will the reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Annual Report, proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements related to risks associated with our compensation programs. All forward-looking statements included in this Proxy Statement involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the Company’s dependence on the commercial success of NERLYNX® (neratinib), the Company’s history of operating losses and its expectation that it will continue to incur losses for the foreseeable future; risks and uncertainties related to the Company’s ability to achieve or sustain profitability; the Company’s ability to predict its future prospects and forecast its financial performance and growth; failure to obtain sufficient capital to fund the Company’s operations; the effectiveness of sales and marketing efforts; the Company’s ability to obtain regulatory approval of NERLYNX outside the United States; the Company’s licensees’ ability to obtain FDA approval or other regulatory approvals in the United States or elsewhere for other indications for neratinib or other product candidates; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support the Company’s drug candidate claims; the Company’s ability to compete against other companies and research institutions; the risk that physicians and patients may not accept or use the Company’s products; the Company’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its drug candidates; risks pertaining to litigation, including the Company’s estimates for damages that it may be required to pay in connection with the class action lawsuit to which it is a party; the protection for its intellectual property; the Company’s ability to attract and retain key personnel; the Company’s dependence on licensed intellectual property; any adverse impact on the Company’s business or the global economy and financial markets, generally, from the global COVID-19 pandemic; and the other risk factors disclosed in the periodic and current reports filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2022 annual meeting. If other proper matters are presented at the 2022 annual meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/pbyi
Use the Internet to vote your proxy until 11:59 p.m. Eastern Time on June 13, 2022.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on June 13, 2022.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

SAMPLE

The Board of Directors recommends a vote "FOR" the election of each of the seven (7) nominees for director in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

01 Alan H. Auerbach
02 Allison Dorval
03 Michael P. Miller
04 Jay M. Moyes
05 Adrian M. Senderowicz
06 Brian Stuglik
07 Troy E. Wilson

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of KPMG LLP as independent registered public accounting firm of Puma Biotechnology, Inc. for the fiscal year ending December 31, 2022. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Puma Biotechnology, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 14, 2022
1:00 p.m. local time

Notice is hereby given that the Annual Meeting of Stockholders of Puma Biotechnology, Inc. will be held at the offices of Puma Biotechnology, Inc., 10880 Wilshire Blvd., Suite 2150, Los Angeles, California 90024 on Tuesday, June 14, 2022, at 1:00 p.m. local time (the "2022 Annual Meeting").

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you were a holder of record of Puma Biotechnology, Inc. common stock at the close of business on April 18, 2022, you are entitled to notice of and to vote at the 2022 Annual Meeting.

The proxy statement for the 2022 Annual Meeting, including a proxy card sample and our Annual Report for the fiscal year ended December 31, 2021, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxydocs.com/pbyi .

If you want to receive a paper copy or an email with links to the electronic proxy materials, please make your request for a copy as instructed on the reverse side of this notice on or before May 25, 2022, to facilitate timely delivery. There is no charge to you for requesting a copy.

SAMPLE

Matters intended to be acted upon at the 2022 Annual Meeting are listed below.

1. The election of the following seven (7) director nominees for the Board of Directors of Puma Biotechnology, Inc. to serve for a one-year term:
   1. Alan H. Auerbach
   2. Allison Dorval
   3. Michael P. Miller
   4. Jay M. Moyes
   5. Adrian M. Senderowicz
   6. Brian Stuglik
   7. Troy E. Wilson
2. Ratification of the selection of KPMG LLP ("KPMG") as independent registered public accounting firm of Puma Biotechnology, Inc. for the fiscal year ending December 31, 2022.
3. Advisory (non-binding) vote to approve the compensation of Puma Biotechnology, Inc.'s named executive officers as described in the Proxy Statement (the "say-on-pay vote").

The Board of Directors recommends a vote "FOR" the election of each of the seven (7) nominees for director in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3.

THIS IS NOT A FORM FOR VOTING
You may immediately vote your proxy on the Internet at:

www.proxypush.com/pbyi

- Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 13, 2022.
- Please have this Notice available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.